                                             Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-52197
                   SUBJECT TO COMPLETION, DATED JULY 9, 1998

PROSPECTUS SUPPLEMENT
    , 1998
(TO PROSPECTUS DATED JUNE 17, 1998)
                                  $400,000,000
                            USA WASTE SERVICES, INC.
                   % MANDATORILY TENDERED SENIOR NOTES DUE 2011

    The $400,000,000   % Mandatorily Tendered Senior Notes due 2011 (the
"Notes") of USA Waste Services, Inc. (the "Company") will bear interest at a
rate of   % per annum from      , 1998 to but not including      , 2001 (the
"Remarketing Date"). Interest on the Notes is payable semi-annually on
January    and July     of each year, commencing January    , 1999. The Notes
constitute senior and unsecured obligations of the Company, ranking PARI PASSU in right of payment with all other senior and unsecured obligations of the Company. See "Description of Notes -- General."The Notes are subject to mandatory tender on the Remarketing Date. If J.P. Morgan Securities Inc., as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the Notes on the Remarketing Date as described herein, the Notes will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date. See "Description of the Notes -- Mandatory Tender of Notes; Remarketing." If the Remarketing Dealer elects not to remarket the Notes on the Remarketing Date, or for any reason does not purchase all of the Notes on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Notes that have not been purchased by the Remarketing Dealer at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the Notes -- Repurchase."

    The Notes will be redeemable by the Company on and after the Remarketing Date pursuant to the terms set forth in "Description of the Notes -- Redemption."The Notes are not subject to any sinking fund.

    The Notes will be represented by one or more global securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Purchasers of the Notes will not have the right to receive physical certificates evidencing their ownership of the Notes. The Notes will not be listed on any securities exchange. Settlement for the Notes will be made in immediately available funds and the Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Concurrent with this Offering, the Company is offering (the "2028 Notes Offering") pursuant to a separate Prospectus Supplement $400,000,000 aggregate
principal amount of   % Senior Notes due 2028 (the "2028 Notes"). Consummation
of this Offering is not a condition to consummation of the 2028 Notes Offering, and consummation of the 2028 Notes Offering is not a condition to consummation of this Offering.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
                                                                                      PROCEEDS TO
                                                         PRICE TO      UNDERWRITING     COMPANY
                                                        PUBLIC (1)     DISCOUNT (2)      (3)(4)
--------------------------------------------------------------------------------------------------
Per Note...........................................               %          %                  %
Total..............................................    $                $              $
--------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
(3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $250,000.
(4) THE PROCEEDS TO THE COMPANY INCLUDE A PREMIUM PAID BY THE REMARKETING DEALER PURSUANT TO THE REMARKETING AGREEMENT DESCRIBED HEREIN. SEE "DESCRIPTION OF NOTES--MANDATORY TENDER OF NOTES; REMARKETING--THE REMARKETING DEALER" AND "UNDERWRITING."

    The Notes are offered by the several underwriters when, as and if delivered to and accepted by them, subject to certain conditions, including their rights to withdraw, cancel or reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York, on or about July
     , 1998, in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds.

                          JOINT BOOK-RUNNING MANAGERS
DONALDSON, LUFKIN & JENRETTE                                   J.P. MORGAN & CO.
            SECURITIES
        CORPORATION
BANCAMERICA ROBERTSON STEPHENS
                          CHASE SECURITIES, INC.
                                                DEUTSCHE BANK SECURITIES

Information contained herein is subject to completion or amendment. This Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE OFFERED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE USA WASTE SELECTED HISTORICAL FINANCIAL DATA, THE USA WASTE AND WASTE MANAGEMENT SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THE "COMPANY" AND "USA WASTE" REFER TO USA WASTE SERVICES, INC. AND ITS SUBSIDIARIES AND PREDECESSORS, UNLESS OTHERWISE INDICATED OR THE CONTEXT REQUIRES OTHERWISE.

                                  THE COMPANY

    USA Waste is the third largest integrated, nonhazardous solid waste management company in North America, as measured by revenues for the 1997 fiscal year, and currently serves commercial, industrial, municipal and residential customers in various locations in the United States, Canada and Puerto Rico. The Company's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. As of March 31, 1998, USA Waste, through its subsidiaries, owned or operated an extensive network of landfills, transfer stations and collection operations and served in excess of eight million customers.

    The Company believes that providing fully-integrated waste management services gives it a competitive advantage in its markets and allows for a relatively higher level of waste internalization and profitability. For the three months ended March 31, 1998, approximately 64% of the Company's revenues were attributable to collection operations, approximately 21% were attributable to landfill operations, approximately 12% were attributable to transfer operations, and approximately 3% were attributable to recycling and other waste management services.

    The Company operates on a decentralized basis through five geographic regions with a diversified customer base. Based on collection revenues for the three months ended March 31, 1998, the Company's customers were approximately 40% commercial, 30% industrial and 30% municipal and residential.

    The Company's strategy includes the following key elements: (i) increasing productivity and operating efficiencies in existing and acquired operations,
(ii) increasing revenues and enhancing profitability in its existing markets through "tuck-in" acquisitions, and (iii) expanding into new markets through acquisitions. The Company seeks to become the low-cost operator in each of its markets by increasing productivity and operating efficiencies through implementation of uniform administrative systems, consolidation of collection routes, improvement of equipment utilization and increases in employee productivity through incentive compensation and training programs. The Company regularly pursues opportunities to expand its services through the acquisition of additional solid waste management businesses and operations that can be effectively integrated with the Company's existing operations. In addition, the Company regularly pursues merger or acquisition transactions, some of which are significant, in new markets where the Company believes it can strengthen its overall competitive position as a national provider of integrated solid waste management services.

    USA Waste was incorporated under the laws of the State of Delaware in April 1995 to become the successor to USA Waste Services, Inc., an Oklahoma corporation organized in 1987. The principal executive offices of USA Waste are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and its telephone number is (713) 512-6200.

                              RECENT DEVELOPMENTS

    On March 10, 1998, the Company entered into a definitive agreement and plan of merger pursuant to which a subsidiary of the Company will be merged with and into Waste Management, Inc. ("Waste Management") and Waste Management will become a wholly-owned subsidiary of the Company (the "Merger"). Waste Management is a leading international provider of waste management and related services to governmental, residential, commercial and industrial customers in the United States and select international markets, and had revenues in 1997 of approximately $9.2 billion. As of the effective time of the Merger, each outstanding share of Waste Management common stock ("Waste Management Common Stock"), other than shares held in Waste Management's treasury or owned by Waste Management, the Company or any wholly-owned subsidiaries of either of them, will be converted into the right to receive 0.725 of a share of the Company's common stock ("USA Waste Common Stock"). It is anticipated that the Company will issue approximately 353 million shares of its common stock (not including shares reserved for option and warrant exercises and convertible debt) in connection with the Merger and that the Merger will be accounted for as a pooling of interests. Following the Merger, the Company will be renamed "Waste Management, Inc." ("New Waste Management"). The consummation of the Merger is subject to a number of conditions, including obtaining all consents, approvals and authorizations legally required to be obtained to consummate the Merger (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and approval by the stockholders of the Company and Waste Management. It is expected that the Merger will be consummated shortly after the later of
(a) authorization from the Department of Justice and (b) approval by the stockholders of the Company and Waste Management. The Company and Waste Management each received a second request for information from the Department of Justice, and they have each set July 15, 1998 as the date of their stockholders' meeting to vote on the Merger. There can be no assurance that the conditions to the Merger will be satisfied or waived, and therefore, there can be no assurance that the Merger will be consummated.

    Following the consummation of the Merger, John E. Drury, the current Chief Executive Officer of the Company will remain in such position with New Waste Management, and the current President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer of the Company are expected to remain in such positions with New Waste Management. The current Chairman of the Board and Chief Executive Officer of Waste Management will become non-executive Chairman of the New Waste Management Board of Directors for a 12-month term, after which Mr. Drury will become Chairman of the Board and will continue as Chief Executive Officer of New Waste Management. The Board of Directors of New Waste Management immediately following the effective time of the Merger will consist of 14 members, seven of whom will be designated by the Company and seven of whom will be designated by Waste Mangement.

    Pursuant to the Merger, as a condition to receiving pooling of interests accounting treatment, Waste Management was required to issue approximately 20 million shares of Waste Management Common Stock. This offering was completed on June 15, 1998, resulting in net proceeds to Waste Management of approximately $607.5 million. In addition, on May 15, 1998 Waste Management announced that its Board of Directors has adopted a new dividend policy, reducing regular quarterly dividends from $0.17 per share to $0.01 per share.

    On June 29, 1998, Waste Management announced that it had reached an agreement to acquire the publicly owned shares of its subsidiary, Waste Management International plc. Waste Management has indicated that the transaction is not expected to have a material impact on its future earnings.

    Upon the consummation of the Merger, it is expected that New Waste Management will enter into a revolving credit facility in the amount of $3.0 billion (the "New Credit Facility"), which will be in addition to the Company's existing $2.0 billion revolving credit facility (the "Credit Facility"). It is further expected that the New Credit Facility and the Credit Facility will each be guaranteed by Waste Management, Inc., as a subsidiary of New Waste Management. Further, upon the consummation of the Merger, New Waste Management will unconditionally guarantee the outstanding senior indebtedness of Waste Management, and Waste Management will unconditionally guarantee the outstanding senior indebtedness of New Waste Management, including the 2028 Notes and the Notes. As a consequence of such guarantees, the New Credit Facility, the Credit Facility, the senior indebtedness of New Waste Management and the senior indebtedness of Waste Management will be ranked on a PARI PASSU basis. Upon any release by the lenders under the New Credit Facility and the Credit Facility (or any replacement or new principal credit facility of New Waste Management) of the Waste Management guarantee, Waste Management and New Waste Management shall each be deemed automatically and unconditionally released and discharged from their respective obligations under the guarantees of such senior indebtedness of the other so guaranteed. See "Description of Notes--General."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Notes in this Offering
are estimated to be $397.8 million (excluding the premium payment of $    to the
Company by J.P. Morgan Securities Inc. pursuant to the Remarketing Agreement discussed herein), after deducting underwriting discounts and commissions and estimated offering expenses.

    The net proceeds of this Offering and the concurrent 2028 Notes Offering are expected to be used to repay outstanding indebtedness under the Credit Facility. At March 31, 1998, the aggregate outstanding balance of loans and letters of credit under the Credit Facility was $1.8 billion ($483.3 million of which were letters of credit). Borrowings under the Credit Facility bear interest at a rate (currently 5.925%) equal to the Eurodollar rate plus an amount not in excess of 0.575% per annum and mature on August 7, 2002. Bank of America, an affiliate of BancAmerica Robertson Stephens, expects to receive up to $19.5 million of repayment under the Credit Facility from the proceeds of this Offering. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., expects to receive up to $19.5 million of repayment under the Credit Facility from the proceeds of this Offering. Chase Bank, an affiliate of Chase Securities, Inc., expects to receive up to $16.6 million of repayment under the Credit Facility from the proceeds of this Offering. Deutsche Bank, an affiliate of Deutsche Bank Securities, expects to receive up to $16.6 million of repayment under the Credit Facility from the proceeds of this Offering. Amounts currently outstanding under the Credit Facility were incurred to refinance existing indebtedness and for capital expenditures and other general corporate purposes, including acquisitions. Amounts repaid on the Credit Facility may be reborrowed from time to time for capital expenditures and other general corporate purposes, including possible future acquisitions.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                            YEAR ENDED DECEMBER 31,                     MARCH 31,
                                             -----------------------------------------------------  -----------------
                                               1993       1994       1995       1996       1997           1998
Actual.....................................       1.9x       1.1x       2.4x       2.3x       4.1x           5.0x

    The Company's consolidated ratios of earnings to fixed charges were computed by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges are the sum of income before income taxes, undistributed earnings from affiliated companies minority interest, cumulative effect of accounting changes and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown on a supplemental basis excluding nonrecurring items:

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                            YEAR ENDED DECEMBER 31,                     MARCH 31,
                                             -----------------------------------------------------  -----------------
                                               1993       1994       1995       1996       1997           1998
Supplemental...............................       2.0x       2.4x       3.2x       4.5x       5.1x           5.0x

    Nonrecurring items in 1997 represent merger costs, primarily related to the Company's merger with United Waste Systems, Inc. ("United") in August 1997, and unusual items, primarily related to the closure of two transfer stations in Minnesota, estimated losses related to the closure and abandonment of two landfills in Massachusetts, and various other terminated projects. Nonrecurring items in 1996 represent merger costs, primarily related to mergers with Sanifill, Inc. ("Sanifill") in August 1996 and Western Waste Industries ("Western") in May 1996, and unusual items, primarily related to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to Mexican operations, and various other terminated projects. Nonrecurring items in 1995 primarily represent merger costs related to the merger with Chambers Development Company, Inc. ("Chambers") in June 1995 and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers' pre-merger debt. Nonrecurring items in 1994 primarily represent shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities law violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities. Nonrecurring items in 1993 were not material.

    The following table sets forth for the periods presented the ratios of earnings to fixed charges on a pro forma combined basis giving effect to the Merger and excluding nonrecurring items:

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                            YEAR ENDED DECEMBER 31,                     MARCH 31,
                                             -----------------------------------------------------  -----------------
                                               1993       1994       1995       1996       1997           1998
Pro Forma Combined.........................       3.5x       3.1x       3.3x       3.1x       2.7x           3.0x

    In addition to the nonrecurring items discussed above, the pro forma combined ratios of earnings to fixed charges exclude asset impairment losses of $1,480,262,000 and special charges of $145,990,000 for the year ended December 31, 1997, asset impairment losses of $64,729,000 and special charges of $370,735,000 for the year ended December 31, 1996, asset impairment losses of $53,772,000 and special charges of $335,587,000 for the year ended December 31, 1995, asset impairment losses of $33,970,000 for the year ended December 31, 1994, and asset impairment losses of $29,009,000 and special charges of $524,767,000 for the year ended December 31, 1993.

                                 CAPITALIZATION

    The following table sets forth the (i) actual consolidated cash and cash equivalents and capitalization of the Company as of March 31, 1998; (ii) the consolidated cash and cash equivalents and capitalization, as adjusted to give effect to this Offering and the 2028 Notes Offering and the anticipated application of the aggregate net proceeds of $794.0 million; and (iii) the pro forma combined cash and cash equivalents and capitalization of the Company and Waste Management as of March 31, 1998, giving effect to the Merger and as adjusted in (ii) above for this Offering and the 2028 Notes Offering. See "Use of Proceeds."

    The pro forma combined as adjusted cash and cash equivalents and capitalization reflects the sale of 20 million shares of Waste Management Common Stock that occurred June 15, 1998. For the purposes of this table, net proceeds from the Waste Management Common Stock offering were assumed to have been $614.4 million, as discussed in the pro forma financial information provided herein. The actual proceeds from the Waste Management Common Stock offering did not differ materially from the amounts assumed. A portion of the proceeds from the Waste Management Common Stock offering were used to reduce Waste Management's obligations to former stockholders of Wheelabrator Technologies, Inc. ("WTI").

    This table should be read in conjunction with and is qualified by reference to the Company's Consolidated Financial Statements and Notes thereto and the USA Waste and Waste Management Combined Unaudited Pro Forma Condensed Financial Statements included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                              AS OF MARCH 31, 1998
                                                     --------------------------------------
                                                                             COMPANY AND
                                                                           WASTE MANAGEMENT
                                                                 COMPANY      PRO FORMA
                                                      COMPANY      AS          COMBINED
                                                      ACTUAL    ADJUSTED     AS ADJUSTED
                                                                 (IN THOUSANDS)
Cash and cash equivalents..........................  $  46,260  $  46,260    $    358,121
                                                     ---------  ---------  ----------------
                                                     ---------  ---------  ----------------
Long-term debt (including current maturities):
  Credit facility..................................  $1,333,000 $ 539,000    $    719,000
  Commercial paper.................................     --         --             427,595
  Obligation to former WTI stockholders............     --         --             261,832
  Existing Notes and debentures....................  1,091,240  1,091,240       4,774,495
    % Senior Notes due 2028........................     --        400,000         400,000
    % Mandatorily Tendered Senior Notes due 2011...     --        400,000         400,000
  Convertible subordinated notes and
    other subordinated notes.......................    799,775    799,775       1,249,312
  WTI project debt.................................     --         --             784,146
  Other............................................    407,399    407,399       1,306,683
                                                     ---------  ---------  ----------------
    Total long-term debt, including current
      maturities...................................  3,631,414  3,637,414      10,323,063
                                                     ---------  ---------  ----------------
Stockholders' equity:
  Preferred stock, 10,000,000 shares authorized,
    none issued....................................     --         --             --
  Common stock, 500,000,000 shares authorized,
    219,834,550 shares (572,269,938 pro forma
    shares) issued.................................      2,198      2,198           5,723
  Additional paid-in capital.......................  2,436,447  2,436,447       3,267,468
  Retained earnings................................    374,459    374,459       2,033,929
  Accumulated other comprehensive income...........    (37,498)   (37,498)       (316,298)
  Treasury stock...................................       (484)      (484)           (484)
  Restricted stock unearned compensation...........     --         --             (10,252)
  Employee stock benefit trust.....................     --         --            (335,436)
                                                     ---------  ---------  ----------------
    Total stockholders' equity.....................  2,775,122  2,775,122       4,644,650
                                                     ---------  ---------  ----------------
    Total capitalization...........................  $6,406,536 $6,412,536   $ 14,967,713
                                                     ---------  ---------  ----------------
                                                     ---------  ---------  ----------------

          SELECTED HISTORICAL AND SUMMARY COMBINED UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

    The following selected historical financial information of USA Waste for each of the five years in the period ended December 31, 1997 has been derived from its audited historical financial statements. The following selected historical financial information of USA Waste as of and for the three months ended March 31, 1997 and 1998 has been derived from its unaudited historical financial statements and reflects all adjustments management considers necessary for a fair presentation of the financial position and results of operations for these periods. The selected historical financial information should be read in conjunction with the historical financial statements and notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

    The summary combined unaudited pro forma condensed financial information is derived from the combined unaudited pro forma condensed financial statements, appearing elsewhere herein, which give effect to the Merger by combining the results of operations of USA Waste and Waste Management using the pooling of interests method of accounting as if the Merger had been consummated as of the beginning of the periods presented and as if Waste Management had issued 20 million shares of Waste Management Common Stock as of March 31, 1998, and should be read in conjunction with such pro forma financial statements and notes thereto included in this Prospectus Supplement. The combined unaudited pro forma condensed financial statements as of March 31, 1998 and for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 were prepared based on the respective historical financial statements of USA Waste and Waste Management.

    The combined unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of New Waste Management. The combined unaudited pro forma condensed financial information does not give effect to any possible divestitures of business units (including those which may be required by the antitrust regulatory authorities) or to any cost savings which may result from the integration of USA Waste's and Waste Management's operations nor does such information include the nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within the 12 months following the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant.

                  USA WASTE SELECTED HISTORICAL FINANCIAL DATA

                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1993       1994       1995       1996       1997       1997       1998
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues.......................  $ 887,972  $1,043,687 $1,216,082 $1,649,131 $2,613,768 $ 460,484  $ 769,440
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Operating (exclusive of depreciation
    and amortization shown below)........    514,483    596,868    672,117    881,401  1,345,769    241,318    397,492
  General and administrative.............    144,623    159,097    169,686    200,101    284,946     53,677     81,916
  Depreciation and amortization..........    108,024    127,108    143,878    191,044    303,241     56,178     86,110
  Merger costs...........................     --          3,782     26,539    126,626    109,411      1,996     --
  Unusual items..........................      2,672      8,863      4,733     63,800     24,720     --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             769,802    895,718  1,016,953  1,462,972  2,068,087    353,169    565,518
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...................    118,170    147,969    199,129    186,159    545,681    107,315    203,922
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other income (expenses):
  Shareholder litigation settlement and
    other litigation related costs.......     (5,500)   (79,400)    --         --         --         --         --
  Interest expense:
    Nonrecurring.........................     --         (1,254)   (10,994)    --         --         --         --
    Other................................    (50,737)   (54,102)   (58,619)   (60,497)  (104,261)   (16,098)   (38,368)
  Interest income........................      5,072      5,085      6,682      6,699      7,634      2,053      1,799
  Other income, net......................      1,749      2,629      4,891      6,376     14,213      3,646     34,251
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             (49,416)  (127,042)   (58,040)   (47,422)   (82,414)   (10,399)    (2,318)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  extraordinary item.....................     68,754     20,927    141,089    138,737    463,267     96,916    201,604
Provision for income taxes...............     29,170      8,959     60,313     70,398    189,944     38,954     80,642
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before extraordinary item.........     39,584     11,968     80,776     68,339    273,323     57,962    120,962
Extraordinary item related to early
  retirement of debt, net of taxes.......     --         --         --         --         (6,293)    --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...............................  $  39,584  $  11,968  $  80,776  $  68,339  $ 267,030  $  57,962  $ 120,962
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per common share:
  Income before extraordinary item.......  $    0.32  $    0.08  $    0.56  $    0.39  $    1.31  $    0.30  $    0.55
  Extraordinary item.....................     --         --         --         --          (0.03)    --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.............................  $    0.32  $    0.08  $    0.56  $    0.39  $    1.28  $    0.30  $    0.55
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings per common share:
  Income before extraordinary item.......  $    0.32  $    0.08  $    0.54  $    0.37  $    1.26  $    0.29  $    0.52
  Extraordinary item.....................     --         --         --         --          (0.03)    --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.............................  $    0.32  $    0.08  $    0.54  $    0.37  $    1.23  $    0.29  $    0.52
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends per common share...............  $  --      $  --      $  --      $  --      $  --      $  --      $  --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................  $  37,565  $   1,901  $  26,134  $  31,842  $  86,736  $ 148,997  $ 177,910
Intangible assets, net...................    196,353    250,551    433,944    804,251  1,645,985  1,110,900  2,031,811
Total assets.............................  1,617,422  1,833,099  2,455,102  3,631,547  6,622,845  4,591,544  7,589,405
Long-term debt, including current
  maturities.............................    711,014    759,123    909,050  1,504,888  2,763,729  1,732,825  3,631,414
Stockholders' equity.....................    623,510    688,603  1,149,885  1,473,990  2,628,976  2,118,698  2,775,122

------------------------

(1) The results of operations in 1997 include charges for merger costs that primarily related to a pooling of interests with United and unusual items for the closure and abandonment of certain landfills and transfer stations and reserves for various other terminated projects.

(2) In 1996, USA Waste recorded merger costs primarily related to its poolings of interests with Western and Sanifill, and unusual items primarily related to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to certain operations in Mexico, and various other terminated projects.

(3) USA Waste's results of operations in 1995 include merger costs primarily related to its merger with Chambers and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers' pre-merger debt.

(4) The 1994 results of operations include nonrecurring charges primarily related to shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities law violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities.

                         USA WASTE AND WASTE MANAGEMENT
      SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                                                                                                    THREE MONTHS
                                                                                                        ENDED
                                                                 YEAR ENDED DECEMBER 31,              MARCH 31,
                                                       -------------------------------------------  -------------
                                                           1995           1996           1997           1998
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues...................................  $  10,316,307  $  10,874,767  $  11,802,350   $ 2,901,061
                                                       -------------  -------------  -------------  -------------
Costs and expenses:
    Operating (exclusive of depreciation and
      amortization shown below)......................      6,176,196      6,498,708      7,479,745     1,757,707
    General and administrative.......................      1,260,192      1,294,471      1,413,244       345,581
    Depreciation and amortization....................      1,178,896      1,256,727      1,382,356       351,458
    Merger costs.....................................         26,539        126,626        109,411       --
    Unusual items....................................        394,092        499,264      1,650,972       --
(Income) loss from continuing operations held for
  sale, net of minority interest.....................        (25,110)          (315)         9,930         2,416
                                                       -------------  -------------  -------------  -------------
                                                           9,010,805      9,675,481     12,045,658     2,457,162
                                                       -------------  -------------  -------------  -------------
Income (loss) from operations........................      1,305,502      1,199,286       (243,308)      443,899
                                                       -------------  -------------  -------------  -------------
Other income (expense):
    Interest expense:
        Nonrecurring.................................        (10,994)      --             --             --
        Other........................................       (522,480)      (522,921)      (551,149)     (153,942)
    Interest income..................................         41,565         34,603         45,214         6,109
    Minority interest................................        (81,367)       (41,289)       (45,442)      (25,302)
    Other income, net................................        257,586        108,390        126,172        70,323
                                                       -------------  -------------  -------------  -------------
                                                            (315,690)      (421,217)      (425,205)     (102,812)
                                                       -------------  -------------  -------------  -------------
Income (loss) from continuing operations before
  income taxes.......................................        989,812        778,069       (668,513)      341,087
Provision for income taxes...........................        492,885        486,616        361,464       161,815
                                                       -------------  -------------  -------------  -------------
Income (loss) from continuing operations.............  $     496,927  $     291,453  $  (1,029,977)  $   179,272
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Basic earnings (loss) per common share from
  continuing operations..............................  $        1.00  $        0.55  $       (1.88)  $      0.33
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Diluted earnings (loss) per common share from
  continuing operations..............................  $        0.99  $        0.54  $       (1.88)  $      0.32
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)............................                                                $(1,537,137)
Intangible assets, net...............................                                                  5,651,426
Total assets.........................................                                                 21,248,259
Long-term debt, including current maturities.........                                                 10,317,063
Stockholders' equity.................................                                                  4,644,650

                            DESCRIPTION OF THE NOTES

    The Notes constitute a series of Senior Debt Securities described in the accompanying Prospectus that will be issued under an indenture, dated as of September 10, 1997 (the "Senior Indenture"), between the Company and Chase Bank of Texas, National Association, as trustee (the "Trustee"). The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Capitalized terms used but not defined herein or in the accompanying Prospectus have the meanings given to them in the Senior Indenture. As used in this section, the "Company" means USA Waste Services, Inc., but not any of its subsidiaries, unless the context otherwise requires. The following summary of the Senior Indenture and the Notes does not purport to be complete and such summary is subject to the detailed provisions of the Senior Indenture and the Notes to which reference is hereby made for a full description of such provisions.

GENERAL

    The Notes offered by this Prospectus Supplement will be limited in aggregate principal amount to $400,000,000. The Notes constitute senior and unsecured obligations of the Company, ranking PARI PASSU in right of payment with all other senior and unsecured obligations of the Company.

    The Notes will mature on            , 2011 (the "Stated Maturity Date") and
will bear interest at an annual rate of    % to but not including       , 2001
(the "Remarketing Date"). Interest on the Notes will be payable semi-annually on
January   and July   of each year, commencing January   , 1999 to the persons in
whose name the Notes are registered at the close of business on the       and
      immediately preceding the related Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. There is no sinking fund applicable to the Notes.

    If the Remarketing Dealer elects to remarket the Notes on the Remarketing Date, then the Notes will be subject to mandatory tender to the Remarketing Dealer, for purchase at 100% of the principal amount thereof on the Remarketing Date on the terms and subject to the conditions described herein (interest accrued to but not including the Remarketing Date will be paid by the Company on such date to holders on the immediately preceding Record Date). See "-- Mandatory Tender of Notes; Remarketing." If the Remarketing Dealer does not elect to exercise its right to a mandatory tender of the Notes on the Remarketing Date, if the Remarketing Dealer does not receive by the Determination Date (as defined below) any firm committed bids to purchase all the Notes from a Reference Corporate Dealer, as provided below, or if for any reason the Remarketing Dealer does not purchase all of the Notes on the Remarketing Date, then the Company is required to repurchase any Notes that have not been purchased by the Remarketing Dealer from the holders thereof at 100% of the principal amount thereof plus accrued interest, if any. See "-- Repurchase." The Notes will be redeemable by the Company on and after the Remarketing Date pursuant to the terms set forth in "-- Redemption."

    If the Remarketing Dealer remarkets the Notes on the Remarketing Date, then, as of the Remarketing Date, the interest rate on the Notes will be reset at a fixed rate until the Stated Maturity Date, as determined by the Remarketing Dealer based on bids requested from certain dealers in the Company's publicly-traded debt securities. See "-- Mandatory Tender of Notes; Remarketing."

    The Notes will be issued in the form of one or more registered global securities and will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See "-- Book-Entry, Delivery and Form." Settlement for the Notes will be made in immediately available funds and the Notes will trade on the DTC's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Although the United States federal income tax treatment of the Notes is not certain, the terms of the Notes provide that the Company and all holders of the Notes agree to treat the Notes as fixed rate debt instruments that mature on the Remarketing Date for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

    The Company's obligations under the Credit Facility are currently guaranteed by United and Sanifill, both wholly-owned subsidiaries of the Company. Upon consummation of the Merger, it is expected that New Waste Management will enter into the New Credit Facility, and that each of the Credit Facility and the New Credit Facility will be guaranteed by Waste Management, Inc., as a subsidiary of New Waste Management. Further, upon consummation of the Merger, it is expected that New Waste Management will unconditionally guarantee the outstanding senior indebtedness of Waste Management, and Waste Management will unconditionally guarantee the outstanding senior indebtedness of New Waste Management, including the Notes and the 2028 Notes. It is expected that as a consequence of such guarantees, the New Credit Facility, the Credit Facility, the senior indebtedness of New Waste Management and the senior indebtedness of Waste Management will be ranked on a PARI PASSU basis. Upon any release by the lenders under the New Credit Facility and the Credit Facility (or any replacement or new principal credit facility of New Waste Management) of the Waste Management guarantee, Waste Management and New Waste Management shall each be deemed automatically and unconditionally released and discharged from their respective obligations under the guarantees of such senior indebtedness of the other so guaranteed. The Company is seeking, among other proposed amendments, to amend the Credit Facility to have the guarantees provided by United and Sanifill removed, although there can be no assurance such guarantees will be removed. If such guarantees by United and Sanifill are removed, Waste Management, Inc. will be the only subsidiary of New Waste Management guaranteeing the Credit Facility and the New Credit Facility. In such event, the claims of creditors of United, Sanifill and (with the exception of Waste Management assuming the Merger is consummated and the Waste Management guarantee is entered into as described hereinabove) the Company's other subsidiaries (including holders of the $150.0 million aggregate principal amount of outstanding 4% Convertible Subordinated Debentures due June 1, 2001 of United, and $115.0 million aggregate amount of outstanding 5% Convertible Subordinated Debentures due March 1, 2006 of Sanifill) will effectively have priority with respect to the assets and earnings of such subsidiaries, over the claims of creditors of the Company, including the holders of the Notes. However, upon consummation of the Merger, the claims of creditors of Waste Management will not have such priority as a consequence of Waste Management's guarantee of the Company's senior indebtedness described above during the period such guarantee is in effect.

MANDATORY TENDER OF NOTES; REMARKETING

    The following description sets forth the terms and conditions of the remarketing of the Notes on the Remarketing Date, if the Remarketing Dealer elects to purchase the Notes on the Remarketing Date for remarketing.

MANDATORY TENDER

    If the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than fifteen Business Days prior to the Remarketing Date (the "Notification Date") of its intention to purchase the Notes for remarketing on the Remarketing Date, all outstanding Notes will be automatically tendered to the Remarketing Dealer for purchase on the Remarketing Date. The purchase price of the Notes will be equal in each case to 100% of the principal amount thereof. When the Notes are tendered for remarketing, the Remarketing Dealer may remarket the Notes for its own account at a price or prices to be determined by the Remarketing Dealer at the time of each sale or may sell such Notes to the Reference Corporate Dealer (defined below) submitting the lowest firm, committed bid on the Determination Date (defined below), as described below.

    If the Remarketing Dealer elects to remarket the Notes on the Remarketing Date, then from and including the Remarketing Date to but excluding the Stated Maturity Date, the Notes will bear interest at the Interest Rate to Maturity (determined as provided below). If the Remarketing Dealer elects to remarket the Notes on the Remarketing Date, the obligation of the Remarketing Dealer to purchase the Notes on the Remarketing Date is subject to several conditions set forth in a Remarketing Agreement between the Company and the Remarketing Dealer (the "Remarketing Agreement"). In addition, the Remarketing Dealer may terminate the Remarketing Agreement upon the occurrence of certain events set forth therein. See "-- The Remarketing Dealer." If for any reason the Remarketing Dealer does not purchase all outstanding Notes on the Remarketing Date, the Company will be required on the Remarketing Date to repurchase any Notes that have not been purchased by the Remarketing Dealer from the holders thereof at a price equal to 100% of the principal amount thereof plus all accrued interest, if any. See "-- Repurchase."

    The Remarketing Dealer shall determine the interest rate the Notes will bear from and including the Remarketing Date to but excluding the Stated Maturity Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, on the Determination Date the Reference Corporate Dealers (defined below) for firm, committed bids to purchase all outstanding Notes at the Dollar Price (defined below), and by selecting the lowest such firm, committed bid (regardless of whether each of the Referenced Corporate Dealers actually submits a bid). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Notes would bear (quoted as a spread over
   % per annum (the "Base Rate")) based on the following assumptions:

        (i) the Notes would be sold to such Reference Corporate Dealer on the Remarketing Date for settlement on the same day;

        (ii) the Notes would mature on the Stated Maturity Date; and

       (iii) the Notes would bear interest from and including the Remarketing Date to but excluding the Stated Maturity Date at a stated rate equal to the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semi-annually on the Interest Payment Dates for the Notes.

The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon the holders of the Notes, the Company and the Trustee. The Remarketing Dealer shall have the discretion to select the time at which the Interest Rate to Maturity is determined on the Determination Date.

    "Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond

        (x) with a principal amount equal to the aggregate principal amount of the Notes,

        (y) maturing on the Stated Maturity Date, and

        (z) bearing interest at a rate equal to the Base Rate,

using a discount rate equal to the Treasury Rate (defined below), payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the Interest Payment Dates of the Notes from and including the Remarketing Date to but excluding the Stated Maturity Date.

    "Reference Corporate Dealer" means J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens, Chase Securities, Inc., and Deutsche Bank Securities. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace, with the approval of the Company (not to be unreasonably withheld), such person with any other leading dealer of publicly-traded debt securities of the Company.

    "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue (defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below).

    "Comparable Treasury Issue" means the United States Treasury security selected by the Remarketing Dealer as having an actual maturity on the Determination Date (or the United States Treasury securities selected by the Remarketing Dealer to derive an interpolated maturity on the Determination Date) comparable to the remaining term of the Notes.

    "Comparable Treasury Price" means (a) the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of five Reference Treasury Dealer Quotations (as defined below) for the Remarketing Date, excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotations shall be excluded) or (ii) if the Remarketing Dealer obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

    "Telerate Page 500" means the display designated on "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate page 500 on such service) or such other service displaying the offer prices specified in clause (a) of the definition of Comparable Treasury Price as may replace Dow Jones Markets Limited.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price(s) for the Comparable Treasury Issue (expressed as a percentage of its principal amount) for settlement on the Remarketing Date quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

    "Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

NOTIFICATION OF RESULTS; SETTLEMENT

    If the Remarketing Dealer has elected to remarket the Notes on the Remarketing Date as provided herein, then the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing by 5:00 p.m., New York City time on the Determination Date, of the Interest Rate to Maturity applicable to the Notes effective from and including the Remarketing Date.

    All outstanding Notes will be automatically delivered to the account of the Trustee by book-entry through DTC, pending payment of the purchase price therefor, on the Remarketing Date.

    The Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date, against delivery through DTC of the tendered Notes, of the purchase price for all of the tendered Notes. The purchase price of the tendered Notes will be equal to 100% of the principal amount thereof and will be paid in immediately available funds. If the Remarketing Dealer does not purchase all of the Notes on the Remarketing Date, then the Company is obligated to make or cause to be made such payment for all of the Notes not purchased by the Remarketing Dealer, as described below under "-- Repurchase." In any case, the Company will make, or cause the Trustee to make, payment of interest due on the Remarketing Date to holders of Notes as of the Record Date by book entry through DTC by the close of business on the Remarketing Date.

    The tender and settlement procedures described above may be modified without the consent of the holders of the Notes to the extent required by DTC or, if the book-entry system is no longer available for the Notes at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Notes in certificated form. In addition, the Remarketing Dealer may modify without any such consent the settlement procedures set forth above in order to facilitate the settlement process.

    As long as DTC's nominee holds the certificates representing any Notes in the book entry system of DTC, no certificates for such Notes will be delivered by or to any selling beneficial owner to reflect any transfer of such Notes effected in the remarketing. In addition, under and subject to the terms of the Notes and the Remarketing Agreement, the Company (i) has agreed that it will use its best efforts to maintain the Notes in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form and (ii) has waived any discretionary right it otherwise has under the Senior Indenture to cause the Notes to be issued in certificated form.

    For further information with respect to transfers and settlement through DTC, see "-- Book-Entry, Delivery and Form" below, and "Description of Debt Securities -- Provisions Applicable to Both Senior and Subordinated Debt Securities -- Global Debt Securities" in the accompanying Prospectus.

THE REMARKETING DEALER

    On or prior to the date of issuance of the Notes, the Company and the Remarketing Dealer will enter into the Remarketing Agreement which will provide for the Notes to be remarketed substantially on the terms described below and in "-- Mandatory Tender of Notes; Remarketing." The Remarketing Dealer will not receive any fees from the Company in connection with the remarketing, but the Company will reimburse the Remarketing Dealer's reasonable out-of-pocket expenses under certain circumstances.

    The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or in connection with its duties under the Remarketing Agreement.

    The Remarketing Dealer has the right under the Remarketing Agreement to elect whether or not to remarket the Notes. If the Remarketing Dealer elects to remarket the Notes on the Remarketing Date as described herein, the obligation of the Remarketing Dealer to purchase Notes from holders thereof will be subject to several conditions set forth in the Remarketing Agreement. In addition, the Remarketing Agreement will provide for the termination thereof by the Remarketing Dealer on or before the Remarketing Date upon the occurrence of certain events, including events that customarily give underwriters the right to terminate an underwriting agreement or would give rise to a failure to satisfy a closing condition to an underwriting agreement in the Company's public debt offerings.

    As a result of these conditions and termination rights, holders of Notes cannot be assured that their Notes will be purchased by the Remarketing Dealer in connection with a mandatory tender. The Remarketing Dealer is not required to purchase the Notes and no holder of any Notes shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such Notes. If the Remarketing Dealer does not purchase all of the Notes on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Notes that have not been purchased by the Remarketing Dealer on the Remarketing Date at 100% of the principal amount thereof plus accrued interest, if any. See "-- Repurchase."

    The Remarketing Agreement will also provide that the Remarketing Dealer may resign as Remarketing Dealer (i) at any time prior to its giving notice of its intention to remarket the Notes, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation or (ii) immediately upon termination of the Remarketing Agreement. The Company shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

    The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The Remarketing Dealer, as a holder or beneficial owner of Notes may exercise any vote or join in any action which any holder or beneficial owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE

    If the Remarketing Dealer for any reason does not purchase all of the Notes on the Remarketing Date, the Company shall repurchase on the Remarketing Date, at a price equal to 100% of the principal amount of the Notes plus all accrued and unpaid interest, if any, on the Notes to (but excluding) the Remarketing Date, any Notes that have not been purchased by the Remarketing Dealer on the Remarketing Date.

REDEMPTION

ON THE REMARKETING DATE

    If the Remarketing Dealer has elected to remarket the Notes on the Remarketing Date, the Company shall have the right to redeem the Notes in whole but not in part, from the Remarketing Dealer on the Remarketing Date by giving written notice of such redemption to the Remarketing Dealer no later than the later of:

    (i) the Business Day immediately prior to the Determination Date or

    (ii) if fewer than three Reference Corporate Dealers timely submit firm, committed bids for all outstanding Notes to the Remarketing Dealer on the Determination Date, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed;

and by paying the amount equal to the greater of (x) 100% of the aggregate principal amount of the Notes and (y) the Dollar Price with respect to such Notes. In either such case, it shall pay such redemption price for the Notes in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer.

AFTER THE REMARKETING DATE

    After the Remarketing Date, if the Remarketing Dealer has elected to remarket the Notes on the Remarketing Date, the Notes will be redeemable (a "Post-Remarketing Redemption"), in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to (but excluding) the redemption date.

    Notice of any Post-Remarketing Redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption pursuant to a Post-Remarketing Redemption.

    "ADJUSTED TREASURY RATE" means (i) the arithmetic means of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to the maturity, as of the redemption date,
of the principal being redeemed plus (ii)    %. If no maturity set forth under
such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury

Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

    "STATISTICAL RELEASE" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which shall be designated by the Company.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

    The Company has been advised that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with it. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with an interest in the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants.

    So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes (the "Certificated Notes"), and will not be considered the owners or holders thereof under the Senior Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. The Company understands that under existing practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give any notice or take any action a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them. Issuance of the Notes in book-entry form may reduce the liquidity of such Notes in the secondary trading market because investors may be unwilling to purchase Notes for which they cannot obtain physical certificates.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments with respect to the principal of, premium, if any, and interest on, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing the Notes under the Senior Indenture. Under the terms of the Senior Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, or interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners will be governed by standing instructions and customary practice and will be the sole responsibility of the Participants or the Indirect Participants.

CERTIFICATED NOTES

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Senior Indenture or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by a Global Note. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto. Certificated Notes may be presented for registration or exchange at the offices of the Company required to be maintained under the Senior Indenture for such purposes.

    Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

    The information in this and the preceding section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary, its Participants or the Indirect Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Notes, all payments (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except that, at the option of the Company, any payments of interest may be made by mailing a check on or before the due date to the address of the person entitled thereto as such address shall appear in the Security Register. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

    The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price." The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Note is sold for money. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, which change may be retroactive. Moreover, it deals only with purchasers who hold Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risk or as a position in a "straddle," "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of the Notes until the Remarketing Date.

    As used herein, the term "U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations and certain partnerships that have one or more partners who are not U.S. persons), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. fiduciaries have the authority to control all its substantial decisions. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

    Because the Notes are subject to mandatory tender for purchase by the Remarketing Dealer or purchase by the Company if not purchased by the Remarketing Dealer on the Remarketing Date, the Company intends to treat the Notes as maturing on the Remarketing Date for U.S. federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the Notes. By purchasing the Notes a holder agrees to follow such treatment for U.S. federal income tax purposes. Because no debt instrument closely comparable to the Notes has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the Notes is not certain. Prospective purchasers should note that no rulings have been or are expected to be sought from the Internal Revenue Service ("IRS") with respect to any of the issues discussed herein, and no assurances can be given that the IRS will not take contrary positions. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or the court will agree that the Notes should be treated as maturing on the Remarketing Date. Furthermore, no advice has been received or is expected to be sought from any state, local or foreign taxing authority as to the income, franchise, personal property or other taxation, or as to the treatment, of the Notes by any such state, local or foreign jurisdiction. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE NOTES). EXCEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE NOTES WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR TAX ADVISERS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX TREATMENT OF U.S. HOLDERS

    Assuming the characterization of the Notes set forth above, the following tax consequences will result with respect to U.S. Holders.

INTEREST INCOME

    Interest on the Notes will generally be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its regular method of tax accounting. The Company does not anticipate that the initial issuance of the Notes will result in original issue discount ("OID"), generally defined as the excess of the stated redemption price at the maturity of the Notes over its issue price. However, if a Note is issued with OID, the holder of such debt instrument with OID generally will be required to recognize as ordinary income the amount of OID on the debt instrument as such discount accrued, in accordance with a constant yield market.

GAIN OR LOSS ON SALE OR REDEMPTION

    When a Note is sold or redeemed, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest not previously included in income) and the adjusted basis in its Notes. The adjusted basis of the Notes generally will equal the U.S. Holder's cost, increased by any OID previously includable in the U.S. Holder's income with respect to the Notes and reduced by the principal payment previously received with respect to the Notes gain or loss on sale or redemption of a Notes will generally be capital gain or loss.

    Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE U.S. FEDERAL INCOME TAX TREATMENT

    There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the Notes as maturing on the Remarketing Date and as thereafter being reissued should the Notes be remarketed, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the Notes as maturing on the Stated Maturity Date and possibly also to treat the issue price of the Notes as including the value of the mandatory tender rights. Because of the possible reset interest rate, if the Notes were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. In such case, the timing and character of income on the Notes would be significantly affected. Among other things, U.S. Holders, regardless of their regular method of tax accounting, would be required to accrue income annually as OID, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the Notes in a taxable year. Furthermore, any gain realized with respect to the sale or redemption of the Notes would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the Notes. Any remaining loss generally would be treated as capital loss. In particular, upon the sale of a Notes (other than through the mandatory tender), the IRS could take the position that the gain or loss with respect to the mandatory tender rights and the gain or loss with respect to the debt obligation must be separately determined, in which case any deemed loss with respect to the mandatory tender rights would be treated as a capital loss, and a corresponding amount of additional ordinary income would need to be recognized by the U.S. Holder with respect to the sale. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

    PROSPECTIVE U.S. PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

TREATMENT OF NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Contingent Payment Debt Regulations, if any) on a Note unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Notes or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Notes on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Notes is not a U.S. person. In general, such requirements will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the Notes on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

    Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a Note provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax adviser in this regard.

    If a non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular U.S. income tax on interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

    The Notes will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Notes if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective purchasers are urged to consult their tax advisers regarding the New Regulations.

SUMMARY

    THIS DISCLOSURE IS INTENDED TO BE A GENERAL SUMMARY ONLY. DUE TO THE COMPLEXITY OF THE RULES DESCRIBED ABOVE, THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATIONS TO HOLDERS OF THE NOTES AND POSSIBLE CHANGES IN LAW, IT IS PARTICULARLY IMPORTANT THAT PROSPECTIVE PURCHASERS CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX TREATMENT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER THE LAWS OF THE UNITED STATES AND THOSE OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the Underwriting Agreement relating to the Notes (the "Underwriting Agreement"), the Company has agreed to sell to the several Underwriters named below (the "Underwriters"), and the several Underwriters have agreed to purchase from the Company, the principal amounts of Notes set forth opposite their names below:

                                                                                                  PRINCIPAL AMOUNT
                                          UNDERWRITERS                                                OF NOTES
Donaldson, Lufkin & Jenrette Securities Corporation.............................................
J.P. Morgan Securities Inc......................................................................
BancAmerica Robertson Stephens..................................................................
Chase Securities, Inc...........................................................................
Deutsche Bank Securities........................................................................
                                                                                                  ----------------
      Total.....................................................................................   $  400,000,000
                                                                                                  ----------------
                                                                                                  ----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Notes must be purchased.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect hereof.

    The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers (who may
include the Underwriters) at such price, less a concession not in excess of    %
of the principal amount of the Notes. The Remarketing Dealer will pay to the Company, on the same date the Underwriters pay the purchase price for the Notes,
an amount equal to    % of the principal amount of the Notes. The Underwriters
may allow, and such dealers may re-allow, discounts not in excess of    % of the
principal amount of the Notes to any other Underwriter and certain other dealers. After the initial offering, the offering price and other selling terms of the Notes may be changed by the Underwriters.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase the Notes in the open market to cover such a syndicate short position. In addition, the Underwriters may bid for and purchase the Notes in the open market to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

    The Notes will constitute a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and there can be no assurance that there will be a secondary market for the Notes. From time to time, one or more of the Underwriters may make a market in the Notes; however, at this time no determination has been made as to whether any of the Underwriters will make a market in the Notes. Accordingly, there can be no assurance as to whether an active trading market for any of the Notes will develop or as to the liquidity of any trading market for the Notes.

    In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and in the future may engage, in investment banking and commercial banking services for the Company. Donaldson, Lufkin & Jenrette Securities Corporation served as financial advisor to the Company in connection with the Merger and was paid customary fees in connection therewith. Donaldson, Lufkin & Jenrette Securities Corporation was lead manager, and J.P. Morgan Securities Inc. and Deutsche Bank Securities were co-managers in a public offering of senior notes of the Company completed in

December 1997. Donaldson, Lufkin & Jenrette Securities Corporation was lead manager, and J.P. Morgan Securities Inc. and Deutsche Bank Securities were co-managers in a public offering of senior notes of the Company completed in September 1997. Affiliates of J.P. Morgan Securities Inc., BancAmerica Robertson Stephens, Chase Securities, Inc. and Deutsche Bank Securities are lenders under the Credit Facility and will receive repayment of certain amounts under the Credit Facility from the proceeds of this Offering. As a result, this Offering is subject to Rules 2710(c)(8) and 2720(c)(3)(C) of the Conduct Rules of the National Association of Securities Dealers, Inc. An affiliate of J.P. Morgan Securities Inc. serves as the agent under the Credit Facility and receives customary compensation therefor. See "Use of Proceeds."

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas, and certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                         INDEX TO FINANCIAL STATEMENTS
                         USA WASTE AND WASTE MANAGEMENT
          COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                                                                                               PAGE
General....................................................................................................        F-2

Combined Unaudited Pro Forma Condensed Balance Sheet as of March 31, 1998..................................        F-3

Combined Unaudited Pro Forma Condensed Statement of Operations for the Three Months Ended March 31, 1998...        F-5

Combined Unaudited Pro Forma Condensed Statement of Operations for the Year Ended December 31, 1997........        F-6

Combined Unaudited Pro Forma Condensed Statement of Operations for the Year Ended December 31, 1996........        F-7

Combined Unaudited Pro Forma Condensed Statement of Operations for the Year Ended December 31, 1995........        F-8

Notes to Combined Unaudited Pro Forma Condensed Financial Statements.......................................        F-9

                         USA WASTE AND WASTE MANAGEMENT
          COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following combined unaudited pro forma condensed financial statements are based upon the historical financial statements of USA Waste and of Waste Management and should be read in conjunction with those financial statements and related notes. Such financial statements, as previously filed with the Commission under the Exchange Act, are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. These combined unaudited pro forma condensed financial statements give effect to the Merger by combining the balance sheets and results of operations of USA Waste and Waste Management using the pooling of interests method of accounting as if the companies had been combined since their inception and as if Waste Management had issued 20 million shares of Waste Management Common Stock as of March 31, 1998. The combined unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of New Waste Management. The combined unaudited pro forma condensed financial information does not give effect to any possible divestitures of business units which may be required by the antitrust regulatory authorities or to any cost savings which may result from the integration of USA Waste's and Waste Management's operations, nor does such information include the nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within the 12 months following the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant.

                         USA WASTE AND WASTE MANAGEMENT
              COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 MARCH 31, 1998

    The following combined unaudited pro forma condensed balance sheet presents the combined financial position of USA Waste and Waste Management as of March 31, 1998. Such unaudited pro forma combined condensed balance sheet is based on the historical balance sheets of USA Waste and Waste Management as of March 31, 1998, after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments as described in the notes to combined pro forma condensed financial statements.

                                                                                WASTE          PRO FORMA        COMBINED
                                                               USA WASTE      MANAGEMENT      ADJUSTMENTS       PRO FORMA
                                                              ------------   ------------   ----------------   -----------
                                                                   (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    46,260    $   311,861    $   --             $   358,121
  Short-term investments....................................      --               3,053        --                   3,053
  Accounts receivable, net..................................      468,619      1,448,797        --               1,917,416
  Notes and other receivables...............................       56,321         26,577        --                  82,898
  Deferred income taxes.....................................       46,196        --             --                  46,196
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      --             158,964        --                 158,964
  Prepaid expenses and other................................       58,891        230,374        --                 289,265
                                                              ------------   ------------   ----------------   -----------
      Total current assets..................................      676,287      2,179,626        --               2,855,913
Notes and other receivables.................................       22,951        100,044        --                 122,995
Property and equipment, net.................................    4,601,573      7,126,426        (10,922)(a)     11,617,441
                                                                                                (99,636)(b)
Excess of cost over net assets of acquired businesses,
  net.......................................................    1,905,285      3,674,333        (66,464)(a)      5,513,154
Other intangible assets, net................................      126,526         11,746        --                 138,272
Net assets of continuing businesses held for sale...........      --             137,995        --                 137,995
Other assets................................................      256,783        633,830        (28,124)(c)        862,489
                                                              ------------   ------------   ----------------   -----------
      Total assets..........................................  $ 7,589,405    $13,864,000    $  (205,146)       $21,248,259
                                                              ------------   ------------   ----------------   -----------
                                                              ------------   ------------   ----------------   -----------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   196,735    $   687,419    $   --             $   884,154
  Accrued liabilities.......................................      185,631      1,683,398        --               1,869,029
  Obligation to former Wheelabrator Technologies Inc.
    shareholders............................................      --             876,232       (614,400)(d)        261,832
  Deferred revenues.........................................       69,484        236,339        --                 305,823
  Current maturities of long-term debt......................       46,527      1,025,685        --               1,072,212
                                                              ------------   ------------   ----------------   -----------
      Total current liabilities.............................      498,377      4,509,073       (614,400)         4,393,050
Long-term debt, less current maturities.....................    3,584,887      5,398,132        --               8,983,019
Deferred income taxes.......................................      323,320        216,797        (25,029)(a)        520,293
                                                                                                  5,205(b)
Closure, post-closure, and other liabilities................      407,699      1,645,663        (85,557)(b)      1,967,805
                                                              ------------   ------------   ----------------   -----------
      Total liabilities.....................................    4,814,283     11,769,665       (719,781)        15,864,167
                                                              ------------   ------------   ----------------   -----------
Minority interest in subsidiaries...........................      --             739,442        --                 739,442
                                                              ------------   ------------   ----------------   -----------

                         USA WASTE AND WASTE MANAGEMENT
        COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET (CONTINUED)

                                 MARCH 31, 1998

                                                                                WASTE          PRO FORMA        COMBINED
                                                               USA WASTE      MANAGEMENT      ADJUSTMENTS       PRO FORMA
                                                              ------------   ------------   ----------------   -----------
                                                                   (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)
Commitments and contingencies

Stockholders' equity:
  Preferred stock:
    USA Waste: $.01 par value; 10,000,000 shares authorized;
      none issued...........................................      --             --              --                --
    Waste Management: $1 par value; 50,000,000 shares
      authorized; none outstanding..........................      --             --              --                --
  Common stock:
    USA Waste: $.01 par value, 500,000,000 shares
      authorized; historical 219,834,550 shares (572,269,938
      pro forma shares) issued..............................        2,198        --                3,525(d)          5,723
    Waste Management: $1 par value; 1,500,000,000 shares
      authorized; 507,101,744 shares issued.................      --             507,102        (507,102)(d)       --
  Additional paid-in capital................................    2,436,447        990,270         (11,250)(c)     3,267,468
                                                                                                (147,999)(d)
  Retained earnings.........................................      374,459      1,730,516         (34,888)(a)     2,033,929
                                                                                                 (19,284)(b)
                                                                                                 (16,874)(c)
  Accumulated other comprehensive income....................      (37,498)       --             (278,800)(e)      (316,298)
  Foreign currency translation adjustment...................      --            (253,938)        (17,469)(a)       --
                                                                                                 271,407(e)
  Treasury stock:
    USA Waste: 23,485 shares, at cost.......................         (484)       --              --                   (484)
    Waste Management: 40,983,967 shares, at cost............      --          (1,265,976)      1,265,976(d)        --
  Restricted stock unearned compensation....................      --             (10,252)        --                (10,252)
  Employee stock benefit trust; 10,886,361 WMI shares, at
    market (7,892,612 pro forma shares).....................      --            (335,436)        --               (335,436)
  Minimum pension liability.................................      --              (7,393)          7,393(e)        --
                                                              ------------   ------------   ----------------   -----------
    Total stockholders' equity..............................    2,775,122      1,354,893         514,635         4,644,650
                                                              ------------   ------------   ----------------   -----------
    Total liabilities and stockholders' equity..............  $ 7,589,405    $13,864,000     $  (205,146)      $21,248,259
                                                              ------------   ------------   ----------------   -----------
                                                              ------------   ------------   ----------------   -----------

   See notes to combined unaudited pro forma condensed financial statements.

                         USA WASTE AND WASTE MANAGEMENT
                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

    The following combined unaudited pro forma condensed statement of operations for the three months ended March 31, 1998 was prepared based on the historical statements of operations of USA Waste and Waste Management for such period after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                           THREE MONTHS ENDED MARCH 31, 1998
                                                              -----------------------------------------------------------
                                                                                WASTE          PRO FORMA       COMBINED
                                                               USA WASTE      MANAGEMENT      ADJUSTMENTS      PRO FORMA
                                                              ------------   ------------   ---------------   -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Operating revenues........................................  $   769,440    $ 2,131,621    $   --              2,901,061
                                                              ------------   ------------   ---------------   -----------
  Costs and expenses:
  Operating (exclusive of depreciation and amortization
    shown below)............................................      397,492      1,621,985          3,785(b)      1,757,707
                                                                                               (265,555)(f)
  General and administrative................................       81,916        263,882           (217)(f)       345,581
  Depreciation and amortization.............................       86,110        --                (424)(a)       351,458
                                                                                                265,772(f)
  Loss from continuing operations held for sale,
    net of minority interest................................      --               2,416        --                  2,416
                                                              ------------   ------------   ---------------   -----------
                                                                  565,518      1,888,283          3,361         2,457,162
                                                              ------------   ------------   ---------------   -----------
  Income from operations....................................      203,922        243,338         (3,361)          443,899
                                                              ------------   ------------   ---------------   -----------
  Other income (expenses):
  Interest expense..........................................      (38,368)      (115,574)       --               (153,942)
  Interest income...........................................        1,799          4,310        --                  6,109
  Minority interest.........................................      --             (25,302)       --                (25,302)
  Other income, net.........................................       34,251         64,196        (28,124)(c)        70,323
                                                              ------------   ------------   ---------------   -----------
                                                                   (2,318)       (72,370)       (28,124)         (102,812)
                                                              ------------   ------------   ---------------   -----------
  Income before income taxes................................      201,604        170,968        (31,485)          341,087
  Provision for income taxes................................       80,642         96,551            170(a)        161,815
                                                                                                 (4,298)(b)
                                                                                                (11,250)(c)
                                                              ------------   ------------   ---------------   -----------
  Net income................................................  $   120,962    $    74,417    $   (16,107)      $   179,272
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
  Basic earnings per common share...........................  $      0.55    $      0.16                      $      0.33
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
  Diluted earnings per common share.........................  $      0.52    $      0.16                      $      0.32
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
  Weighted average number of common shares outstanding......      219,201        455,096       (125,151)(g)       549,146
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
  Weighted average number of common and dilutive potential
    common shares outstanding...............................      244,250        455,296       (125,206)(g)       574,340
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------

   See notes to combined unaudited pro forma condensed financial statements.

                         USA WASTE AND WASTE MANAGEMENT
                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

    The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1997 was prepared based on the historical statements of operations of USA Waste and Waste Management for such year after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                             YEAR ENDED DECEMBER 31, 1997
                                                              -----------------------------------------------------------
                                                                                WASTE          PRO FORMA       COMBINED
                                                               USA WASTE      MANAGEMENT      ADJUSTMENTS      PRO FORMA
                                                              ------------   ------------   ---------------   -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..........................................  $  2,613,768   $  9,188,582   $   --            $11,802,350
                                                              ------------   ------------   ---------------   -----------
Costs and expenses:
  Operating (exclusive of depreciation and
    amortization shown below)...............................     1,345,769      7,195,376        17,766(b)      7,479,745
                                                                                             (1,079,166)(f)
  General and administrative................................       284,946      1,129,237          (939)(f)     1,413,244
  Depreciation and amortization.............................       303,241        --               (990)(a)     1,382,356
                                                                                              1,080,105(f)
  Merger costs..............................................       109,411        --            --                109,411
  Unusual items.............................................        24,720      1,626,252       --              1,650,972
Loss from continuing operations held for sale,
  net of minority interest..................................       --               9,930       --                  9,930
                                                              ------------   ------------   ---------------   -----------
                                                                 2,068,087      9,960,795        16,776        12,045,658
                                                              ------------   ------------   ---------------   -----------
Income (loss) from operations...............................       545,681       (772,213)      (16,776)         (243,308)
                                                              ------------   ------------   ---------------   -----------
Other income (expense):
  Interest expense..........................................      (104,261)      (446,888)      --               (551,149)
  Interest income...........................................         7,634         37,580       --                 45,214
  Minority interest.........................................       --             (45,442)      --                (45,442)
  Other income, net.........................................        14,213        173,290       (61,331)(a)       126,172
                                                              ------------   ------------   ---------------   -----------
                                                                   (82,414)      (281,460)      (61,331)         (425,205)
                                                              ------------   ------------   ---------------   -----------
Income (loss) from continuing operations before
  income taxes..............................................       463,267     (1,053,673)      (78,107)         (668,513)
Provision for income taxes..................................       189,944        215,667       (25,199)(a)       361,464
                                                                                                (18,948)(b)
                                                              ------------   ------------   ---------------   -----------
Income (loss) from continuing operations....................  $    273,323   $ (1,269,340)  $   (33,960)      $(1,029,977)
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
Basic earnings (loss) per common share from
  continuing operations.....................................  $       1.31   $      (2.72)                    $     (1.88)
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
Diluted earnings (loss) per common share from continuing
  operations................................................  $       1.26   $      (2.72)                    $     (1.88)
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
Weighted average number of common shares
  outstanding...............................................       208,246        466,601      (128,315)(g)       546,532
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
Weighted average number of common and dilutive potential
  common shares outstanding.................................       233,371        466,601      (153,440)(g)       546,532
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------

   See notes to combined unaudited pro forma condensed financial statements.

                         USA WASTE AND WASTE MANAGEMENT
                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

    The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1996 was prepared based on the historical statements of operations of USA Waste and Waste Management for such year after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                             YEAR ENDED DECEMBER 31, 1996
                                                              -----------------------------------------------------------
                                                                                WASTE          PRO FORMA       COMBINED
                                                               USA WASTE      MANAGEMENT      ADJUSTMENTS      PRO FORMA
                                                              ------------   ------------   ---------------   -----------

                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..........................................  $  1,649,131   $ 9,225,636    $   --            $10,874,767
                                                              ------------   ------------   ---------------   -----------
Costs and expenses:
  Operating (exclusive of depreciation and amortization
    shown below)............................................       881,401     6,660,766         21,135(b)      6,498,708
                                                                                             (1,064,594)(f)
  General and administrative................................       200,101     1,095,459         (1,089)(f)     1,294,471
  Depreciation and amortization.............................       191,044       --           1,065,683(f)      1,256,727
  Merger costs..............................................       126,626       --             --                126,626
  Unusual items.............................................        63,800       435,464        --                499,264
Income from continuing operations held for sale, net of
  minority interest.........................................       --               (315)       --                   (315)
                                                              ------------   ------------   ---------------   -----------
                                                                 1,462,972     8,191,374         21,135         9,675,481
                                                              ------------   ------------   ---------------   -----------
Income from operations......................................       186,159     1,034,262        (21,135)        1,199,286
                                                              ------------   ------------   ---------------   -----------
Other income (expense):
  Interest expense..........................................       (60,497)     (462,424)       --               (522,921)
  Interest income...........................................         6,699        27,904        --                 34,603
  Minority interest.........................................       --            (41,289)       --                (41,289)
  Other income, net.........................................         6,376       102,014        --                108,390
                                                              ------------   ------------   ---------------   -----------
                                                                   (47,422)     (373,795)       --               (421,217)
                                                              ------------   ------------   ---------------   -----------
Income from continuing operations before income taxes.......       138,737       660,467        (21,135)          778,069
Provision for income taxes..................................        70,398       436,473        (20,255)(b)       486,616
                                                              ------------   ------------   ---------------   -----------
Income from continuing operations...........................  $     68,339   $   223,994    $      (880)      $   291,453
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
Basic earnings per common share from continuing
  operations................................................  $       0.39   $      0.46                      $      0.55
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
Diluted earnings per common share from continuing
  operations................................................  $       0.37   $      0.46                      $      0.54
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
Weighted average number of common shares outstanding........       173,993       489,171       (134,522)(g)       528,642
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
Weighted average number of common and dilutive potential
  common shares outstanding.................................       182,680       490,029       (134,758)(g)       537,951
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------

   See notes to combined unaudited pro forma condensed financial statements.

                         USA WASTE AND WASTE MANAGEMENT

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

    The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1995 was prepared based on the historical statements of operations of USA Waste and Waste Management for such year after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                             YEAR ENDED DECEMBER 31, 1995
                                                              -----------------------------------------------------------
                                                                                WASTE          PRO FORMA       COMBINED
                                                               USA WASTE      MANAGEMENT      ADJUSTMENTS      PRO FORMA
                                                              ------------   ------------   ---------------   -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Operating revenues..........................................  $  1,216,082   $ 9,100,225    $   --            $10,316,307
                                                              ------------   ------------   ---------------   -----------
Costs and expenses:
  Operating (exclusive of depreciation and amortization
    shown below)............................................       672,117     6,514,932         22,924(b)      6,176,196
                                                                                             (1,033,777)(f)
  General and administrative................................       169,686     1,091,747         (1,241)(f)     1,260,192
  Depreciation and amortization.............................       143,878       --           1,035,018(f)      1,178,896
  Merger costs..............................................        26,539       --             --                 26,539
  Unusual items.............................................         4,733       389,359        --                394,092
Income from continuing operations held for sale, net of
  minority interest.........................................       --            (25,110)       --                (25,110)
                                                              ------------   ------------   ---------------   -----------
                                                                 1,016,953     7,970,928         22,924         9,010,805
                                                              ------------   ------------   ---------------   -----------
Income from operations......................................       199,129     1,129,297        (22,924)        1,305,502
                                                              ------------   ------------   ---------------   -----------
Other income (expense):
  Interest expense:
    Nonrecurring............................................       (10,994)      --             --                (10,994)
    Other...................................................       (58,619)     (463,861)       --               (522,480)
  Interest income...........................................         6,682        34,883        --                 41,565
  Minority interest.........................................       --            (81,367)       --                (81,367)
  Other income, net.........................................         4,891       252,695        --                257,586
                                                              ------------   ------------   ---------------   -----------
                                                                   (58,040)     (257,650)       --               (315,690)
                                                              ------------   ------------   ---------------   -----------
Income from continuing operations before income taxes.......       141,089       871,647        (22,924)          989,812
Provision for income taxes..................................        60,313       451,741        (19,169)(b)       492,885
                                                              ------------   ------------   ---------------   -----------
Income from continuing operations...........................  $     80,776   $   419,906    $    (3,755)      $   496,927
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
Basic earnings per common share from continuing
  operations................................................  $       0.56   $      0.86                      $      1.00
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
Diluted earnings per common share from continuing
  operations................................................  $       0.54   $      0.86                      $      0.99
                                                              ------------   ------------                     -----------
                                                              ------------   ------------                     -----------
Weighted average number of common shares outstanding........       143,346       485,346       (133,470)(g)       495,222
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------
Weighted average number of common and dilutive potential
  common shares outstanding.................................       150,575       500,312       (137,586)(g)       513,301
                                                              ------------   ------------   ---------------   -----------
                                                              ------------   ------------   ---------------   -----------

   See notes to combined unaudited pro forma condensed financial statements.

                         USA WASTE AND WASTE MANAGEMENT
                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The combined unaudited pro forma condensed financial statements assume the issuance of USA Waste Common Stock in exchange for all outstanding Waste Management Common Stock. Such financial statements also assume that the Merger will be accounted for using the pooling of interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception.

    Pursuant to the rules and regulations of the Commission, the combined unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. The combined unaudited pro forma condensed financial statements do not give effect to any cost savings which may result from the integration of USA Waste's and Waste Management's operations, nor do they include the nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within twelve months succeeding the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant.

    Certain reclassifications have been made to the historical financial statements of USA Waste and Waste Management to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

2. PRO FORMA ADJUSTMENTS

    (a) In June 1997, Waste Management sold a majority of its Canadian solid waste businesses to USA Waste and, as a result of such sale, recorded a pre-tax gain of approximately $61,331,000. USA Waste accounted for this transaction as a purchase business combination and allocated the purchase price to the assets acquired and liabilities assumed accordingly. Assuming that USA Waste and Waste Management had been combined since their inception, the gain recorded by Waste Management in 1997 has been eliminated and the basis recorded by USA Waste for assets acquired and liabilities assumed has been restored to Waste Management's historical book value. In addition, the Combined Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 have been adjusted for the effect of lower amortization as a result of restoring the book basis of the assets acquired and liabilities assumed by USA Waste to the historical book value of Waste Management.

    (b) Adjustments have been made to conform the accounting for certain landfill related issues as if the companies had been combined since their inception. The net impact of those adjustments on income (loss) from continuing operations was an increase of $1,182,000 and $513,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, and a decrease of $3,755,000 and $880,000 for the years ended December 31, 1995 and 1996, respectively.

    (c) In November 1997, USA Waste purchased a 49% limited partner interest in a limited partnership, which was formed for the purpose of acquiring shares of Waste Management Common Stock on the open market. The limited partnership purchased shares of Waste Management Common Stock during November 1997 and sold substantially all of such shares in March 1998. For the three months ended March 31, 1998, USA Waste recorded other income of $28,124,000 for its equity in the earnings of the limited partnership. An adjustment has been made to reverse USA Waste's equity in the earnings of the limited partnership to account for the transaction as if the companies had been combined since their inception.

    (d) The stockholders' equity accounts have been adjusted to reflect the assumed issuance of 352,435,388 shares of USA Waste Common Stock for the 486,117,777 shares of Waste Management Common Stock issued and outstanding based on an exchange ratio of 0.725 of a share of USA Waste Common Stock for each outstanding share of Waste Management Common Stock. The assumed issuance of shares considers the 507,101,744 shares of Waste Management Common Stock issued, the 40,983,967 shares of Waste Management Common Stock held in treasury that will be cancelled upon consummation of the Merger, and the 20 million shares of Waste Management Common Stock that were issued to reverse certain share repurchases effected by Waste Management. The 20 million shares of Waste Management Common Stock were assumed to be issued through a public sale at an offering price of $32 per share and net issuance costs of 4% with net proceeds of $614,400,000 used to reduce the obligation to former WTI stockholders. The actual proceeds from the Waste Management Common Stock offering did not differ materially from the amounts assumed. See Note 3 below. The actual number of shares of USA Waste Common Stock to be issued pursuant to the Merger will be based upon the number of shares of Waste Management Common Stock issued and outstanding immediately prior to the consummation of the Merger.

    (e) Adjustments have been made to reclassify Waste Management's foreign currency translation adjustment and minimum pension liability to accumulated other comprehensive income to conform to the presentation of USA Waste as if the companies had been combined since their inception.

    (f) Adjustments have been made to reclassify Waste Management's depreciation and amortization from operating expenses and general and administrative expenses to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

    (g) Pro forma basic earnings per common share for each period are based on the combined weighted average number of common shares outstanding, after giving effect to the issuance of 0.725 of a share of USA Waste Common Stock for each share of Waste Management Common Stock. Pro forma diluted earnings per common share for each period are based on the combined weighted average number of common and dilutive potential common shares outstanding, after giving effect to the issuance of 0.725 of a share of USA Waste Common Stock for each outstanding share of Waste Management Common Stock. The combined weighted average shares outstanding used in the pro forma basic and diluted earnings per share calculations are net of the shares of Waste Management Common Stock that are held by the Waste Management employee stock benefit trust and are treated similar to treasury shares for earnings per share calculation purposes. The combined pro forma diluted earnings per share for the year ended December 31, 1995 and the three months ended March 31, 1998 have been calculated assuming conversion of certain convertible debt, and therefore interest, net of taxes, of $9,100,000 and $5,014,000, respectively, has been added back to income from continuing operations for this calculation. The USA Waste diluted earnings per common share for the year ended December 31, 1997 includes 25,125,000 dilutive potential common shares that become antidilutive for purposes of calculating the combined pro forma diluted earnings per common share.

3. PRO FORMA EFFECT OF WASTE MANAGEMENT EQUITY OFFERING ON RESULTS OF OPERATIONS

    As previously discussed, in order for the Merger to qualify as a pooling of interests, approximately 20 million shares of Waste Management Common Stock were issued to reverse certain share repurchases effected by Waste Management. The 20 million shares were assumed to be issued at an offering price of $32 per share, with net issuance costs of 4% and net proceeds to Waste Management of $614,400,000. The actual proceeds from the Waste Management Common Stock offering did not differ materially from the

3. PRO FORMA EFFECT OF WASTE MANAGEMENT EQUITY OFFERING ON RESULTS OF OPERATIONS (CONTINUED) amounts assumed. The assumed proceeds from the sale of stock of $614,400,000, after payment of dividends on such stock based on the historical dividend rate, were used to reduce outstanding indebtedness at an average borrowing rate of 6%. The applicable tax rate is assumed to be 42%. The following table summarizes the pro forma effect of the equity offering as if the offering has occurred at the beginning of the periods presented in the Combined Unaudited Pro Forma Condensed Statements of Operations:

                                                                                                   THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                          -------------------------------------  ----------------
                                                             1995        1996         1997             1998
                                                          ----------  ----------  -------------  ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Pro forma income (loss) from continuing operations......  $  496,927  $  291,453  $  (1,029,977)   $    179,272
Decrease in interest expense as a result of equity
  offering, net of tax benefit..........................      20,964      20,943         20,915           5,316
                                                          ----------  ----------  -------------        --------
Pro forma income (loss) from continuing operations after
  equity offering.......................................  $  517,891  $  312,396  $  (1,009,062)   $    184,588
                                                          ----------  ----------  -------------        --------
                                                          ----------  ----------  -------------        --------
Pro forma basic earnings per common share from
  continuing operations after equity offering...........  $     1.02  $     0.58  $       (1.80)   $       0.33
                                                          ----------  ----------  -------------        --------
                                                          ----------  ----------  -------------        --------
Pro forma diluted earnings per common share from
  continuing operations after equity offering...........  $     1.00  $     0.57  $       (1.80)   $       0.32
                                                          ----------  ----------  -------------        --------
                                                          ----------  ----------  -------------        --------
Weighted average number of common shares outstanding
  after equity offering.................................     509,722     543,142        561,032         563,646
                                                          ----------  ----------  -------------        --------
                                                          ----------  ----------  -------------        --------
Weighted average number of common and potential dilutive
  shares outstanding after equity offering..............     527,801     552,451        561,032         588,840
                                                          ----------  ----------  -------------        --------
                                                          ----------  ----------  -------------        --------

PROSPECTUS

                            USA WASTE SERVICES, INC.
                                DEBT SECURITIES
                                  COMMON STOCK

    USA Waste Services, Inc. ("USA Waste" or the "Company") may offer and sell from time to time, in one or more series, its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Company may also offer and sell from time to time shares of its common stock, par value $.01 per share (the "Common Stock"). The aggregate initial offering prices of the Debt Securities and the Common Stock offered by the Company hereby (the "Securities") will not exceed $2,000,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities will be offered in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    If the offering and sale of Securities in respect of which this Prospectus is being delivered includes a series of Debt Securities, then the terms of such series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, ranking as senior or subordinated Debt Securities, maturity, interest rate or rates (or method of determining the same) and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, conversion into Common Stock, or payment of additional amounts or any sinking fund provisions, any covenants or events of default that are in addition to or different from those described herein, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series of Debt Securities will be set forth in a Prospectus Supplement. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or currency unit, or in amounts determined by reference to an index.

    The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. See "Use of Proceeds."

    Debt Securities may be issued in registered form ("Registered Securities") or bearer form ("Bearer Securities") with or without interest coupons attached, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

    The Common Stock is traded on the New York Stock Exchange under the symbol "UW." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

    This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                 THE DATE OF THIS PROSPECTUS IS JUNE 17, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and exhibits thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission under the Exchange Act (File No. 1-12154) are incorporated by reference in this
Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (b) the Company's Current Report on Form 8-K dated March 10, 1998;

    (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (d) the Company's Joint Proxy Statement and Prospectus, which is part of the Company's Registration Statement on Form S-4 (Registration No. 333-56113) filed on June 5, 1998; and

    (e) the description of the Common Stock contained in the Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.

    All documents filed by the Company pursuant to Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, USA Waste Services, Inc., First City Tower, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone number (713) 512-6200.

                                  THE COMPANY

    USA Waste is the third largest integrated nonhazardous solid waste management company in North America, as measured by revenues for the 1997 fiscal year, and currently serves the full spectrum of commercial, industrial, municipal and residential customers in 48 states, the District of Columbia, Canada and Puerto Rico. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. At December 31, 1997, USA Waste owned or operated an extensive network of landfills, transfer stations and collection operations and had a diversified customer base in excess of seven million with no single customer accounting for more than 5% of USA Waste's operating revenues during 1997. USA Waste employed more than 17,700 people as of December 31, 1997. The principal executive offices of USA Waste are located at First City Tower, 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and the telephone number is (713) 512-6200. The "Company" and "USA Waste" refer to USA Waste Services, Inc. and its subsidiaries and predecessors, unless otherwise indicated or the context requires otherwise.

                              RECENT DEVELOPMENTS

    On March 10, 1998, USA Waste entered into a definitive agreement and plan of merger pursuant to which a subsidiary of USA Waste will be merged with and into Waste Management, Inc. ("Waste Management"), and Waste Management will become a wholly owned subsidiary of USA Waste (the "Merger"). As of the effective time of the Merger, each outstanding share of Waste Management, other than shares held in Waste Management's treasury or owned by Waste Management, USA Waste or any wholly owned subsidiaries of either of them, will be converted into the right to receive 0.725 of a share of USA Waste Common Stock. Waste Management is a leading international provider of waste management and related services to governmental, residential, commercial and industrial customers in the United States and select international markets and had revenues in 1997 of approximately $9,188,582,000. This transaction, which is expected to close during 1998, is subject to regulatory approval and approval of the stockholders of the Company and Waste Management. It is anticipated that the Company will issue up to 380,625,000 shares of its common stock related to this transaction and that the Merger will be accounted for as a pooling of interests.

    As part of the Merger, the Company's Board of Directors will be increased to 14 members, seven of whom will be designated by each of Waste Management's Board of Directors and the Company's Board of Directors. Additionally, upon consummation of the Merger, it is expected that the Company will change its name to "Waste Management, Inc." ("New Waste Management"). The Corporate headquarters of New Waste Management will be located in Houston, Texas, and John E. Drury, the Company's Chairman of the Board and Chief Executive Officer, will remain as Chief Executive Officer. It is also expected that Rodney R. Proto, the Company's President and Chief Operating Officer, and Earl E. DeFrates, the Company's Executive Vice President and Chief Financial Officer, will retain such positions with New Waste Management.

                                USE OF PROCEEDS

    Except as may otherwise be described in the Prospectus Supplement relating to an offering of Securities, the net proceeds from the sale of the Securities offered pursuant to this Prospectus and such Prospectus Supplement will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of Securities by the Company to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown:

                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                   ----------------------------------------------------------  ------------------
                                      1993        1994        1995        1996        1997            1998
                                     -----       -----       -----       -----       -----     ------------------
Actual...........................        1.9x        1.1x        2.4x        2.3x        4.1x            5.0x

    The Company's consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of income before taxes and extraordinary items and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown on a supplemental basis excluding nonrecurring items:

                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                   ----------------------------------------------------------  ------------------
                                      1993        1994        1995        1996        1997            1998
                                     -----       -----       -----       -----       -----     ------------------
Supplemental.....................        2.0x        2.4x        3.2x        4.5x        5.1x            5.0x

    Nonrecurring items in 1997 represent merger costs, primarily related to the Company's merger with United Waste Systems, Inc. in August 1997, and unusual items, primarily related to the closure of two transfer stations in Minnesota, estimated losses related to the closure and abandonment of two landfills in Massachusetts, and various other terminated projects. Nonrecurring items in 1996 represent merger costs, primarily related to mergers with Sanifill, Inc. in August 1996 and Western Waste Industries ("Western") in May 1996, and unusual items, primarily related to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to Mexican operations, and various other terminated projects. Nonrecurring items in 1995 primarily represent merger costs related to the merger with Chambers Development Company, Inc. ("Chambers") in June 1995 and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers' pre-merger debt. Nonrecurring items in 1994 primarily represent shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities law violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities. Nonrecurring items in 1993 were not material.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either senior debt of the Company ("Senior Debt Securities") or subordinated debt of the Company ("Subordinated Debt Securities"). Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Debt Indenture" and a "Subordinated Debt Indenture"), in each case between the Company and Texas Commerce Bank National Association, now known as Chase Bank of Texas, National Association ("Chase Bank"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Company has previously entered into a Senior Indenture dated as of September 10, 1997 with Chase Bank in the form filed as an exhibit to the Company's Current Report on Form 8-K (file no. 1-12154) filed with the Commission on September 24, 1997. The Company previously has entered into a Subordinated Indenture dated as of February 1, 1997 with Chase Bank in the form filed as an exhibit to the Company's Current Report on Form 8-K (file no. 1-12154) filed with the Commission on February 7, 1997. The Senior Debt Indenture and the Subordinated Debt Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Chase Bank (and any successors thereto as trustees under the respective Indentures) is hereafter referred to as the "Trustee." The following summaries of actual or anticipated provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

    The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

    GENERAL. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures do not limit the amount of Debt Securities, debentures, notes or other types of indebtedness that may be issued by the Company or any of its subsidiaries nor, other than as may be set forth in any Prospectus Supplement, do they restrict transactions between the Company and its affiliates or the payment of dividends or other distributions by the Company to its stockholders. The rights of the Company's creditors, including holders of Debt Securities, will be limited to the assets of the Company and will not be an obligation of any of its Subsidiaries. In addition, other than as may be set forth in any Prospectus Supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

    Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) the title of the Debt Securities; (ii) classification as either Senior Debt Securities or Subordinated Debt Securities;
(iii) whether the Debt Securities that constitute Subordinated Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) any limit on the aggregate principal amount of the Debt Securities; (v) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be in permanent global form; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (vii) the date or dates on which the Debt Securities will mature; (viii) the rate or rates per annum (or the method by which such will be determined) at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (ix) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Indentures as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under "Form, Exchange, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (xii) the right, if any, or obligation, if any, of the Company to redeem the Debt Securities at its option and the period or periods, if any, within which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption;
(xiii) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (xiv) the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Debt Securities is payable if other than United States dollars; (xv) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (xvi) information with respect to book-entry procedures, if any; (xvii) any deletions from, modification of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities; and (xviii) any other terms of the Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

    DEBT SECURITIES MAY BE ISSUED AS ORIGINAL ISSUE DISCOUNT SECURITIES. An Original Issue Discount Security is a Debt Security, including any zero-coupon security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, will be set forth in a Prospectus Supplement relating thereto.

    FORM, EXCHANGE, REGISTRATION AND TRANSFER. Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date for payment of interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless otherwise indicated in any Prospectus Supplement, the Company will serve as Security Registrar. (Section
305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

    Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered holder of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section
308)

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

    REPLACEMENT OF SECURITIES AND COUPONS. Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security and coupons or evidence of destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

    PAYMENT AND PAYING AGENTS. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, in the manner indicated in such Prospectus Supplement.

(Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001 ) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

    Unless otherwise indicated in an applicable Prospectus Supplement, the Company, at its principal executive offices in Houston, Texas, will act as its own Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

    All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

    GLOBAL DEBT SECURITIES. Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to a series of Debt Securities in the form of one or more global Debt Securities will be described in the Prospectus Supplement relating to such series.

    SATISFACTION AND DISCHARGE OF INDENTURE. Each Indenture provides that the Company may discharge the Indenture (except as to any surviving rights of registration of transfer or exchange of Debt Securities and any right to receive additional amounts) with respect to all Debt Securities issued under the Indenture, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee as trust funds an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Debt Securities when due. (Section 401).

    DEFEASANCE AND DISCHARGE. Each Indenture provides that, if the Company so elects by Board Resolution with respect to the Debt Securities of any series issued under such Indenture (other than convertible Subordinated Debt Securities), the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. (Sections 1302, 1304) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

    COVENANT DEFEASANCE. Each Indenture also provides that, if the Company so elects by Board Resolution with respect to the Debt Securities of any series issued thereunder, the Company may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenants described under "--Provisions Applicable Solely to Senior Debt Securities--Limitation on Liens" and "--Limitations on Sale and Leaseback Transactions," but excluding (in the case of the Subordinated Debt Indenture) any applicable obligation of the Company respecting the conversion of Debt Securities of such series into Common Stock, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/ or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. The obligations of the Company under such Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

    Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercises its option to omit compliance with the covenants defeased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Indenture.

    FEDERAL INCOME TAX CONSEQUENCES. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

    MEETINGS, MODIFICATION AND WAIVER. Modifications and amendments of either Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) change the Redemption Date with respect to any Debt Security, (c) reduce the principal amount of, or premium or interest on, any Debt Security, (d) change any obligation of the Company to pay additional amounts, (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (g) change the redemption right of any Holder, (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion right with respect thereto, (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (j) reduce the requirements contained in such Indenture for quorum or voting, (k) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture, (l) adversely affect the right to convert Subordinated Debt Securities, if applicable, or (m) modify any of the above provisions. (Section 902)

    The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "--Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

    The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1007 of the Senior Debt Indenture; Section 1008 of the Subordinated Debt Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Securities , of each series may, on behalf of all Holders of that series, waive any past default under the applicable Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

    Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

    Each Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at a reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section 1404).

    NOTICES. Except as otherwise provided in an applicable Prospectus Supplement, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in the City of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered Securities will be given by first-class mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

    GOVERNING LAW. The Indentures, the Debt Securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

    REGARDING THE TRUSTEE. The Trustee appointed and serving as trustee pursuant to each of the Senior Debt Indenture and the Subordinated Debt Indenture is Chase Bank.

    Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

    The holders of a majority in principal amount of all outstanding Debt Securities of a series (or if more than one series is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series or all such series so affected.

    In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a series of Debt Securities and is known to the Trustee for such series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

    Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances set forth in the Trust Indenture Act, be required to resign as trustee under such indenture, if the securities under such indenture are in default (as such term is defined in such indenture) and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding, subject to certain exceptions set forth in the Trust Indenture Act. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned. Accordingly, Chase Bank, as trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, could be required to resign as trustee under one of such Indentures should a default occur under one of such Indentures. In such event, the Company would be required to take prompt steps to have a successor trustee or successor trustees appointed in the manner provided in the applicable Indenture.

    Chase Bank, as the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for the Company and certain of its affiliates in the normal course of business.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

    GENERAL. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of Subordinated Debt Securities issued and outstanding and that may be issued from time to time.

    CERTAIN DEFINITIONS. For purposes of the following discussion, the following definitions are applicable (Section 1008 and 1009 of the Senior Debt Indenture).

    "Attributable Debt" shall mean, as of any particular time, the present value, discounted at a rate per annum equal to (i) the implied lease rate of or
(ii) if the implied lease rate is not known to the Company, then the weighted average interest rate of all Senior Debt Securities outstanding at the time under the Senior Debt Indenture compounded semi-annually, in either case, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    The term "Consolidated Net Tangible Assets" shall mean, at any date of determination, the total amount of assets of the Company after deducting therefrom (i) all the current liabilities (excluding (a) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) current maturities of long term debt) and (ii) the value (net of any applicable reserves) of all intangible assets such as excess of cost over net assets of acquired businesses, customer lists, covenants not to compete, licenses, and permits, all as set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries for the Company's most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

    "Funded Debt" shall mean any Indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of such Indebtedness.

    "Guaranty" shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of such other Person's debt, obligation or other liability or the amount of such dividends or other distributions guaranteed.

    "Indebtedness" of any Person shall mean

    (a) all obligations of such Person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extension of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments) or on which interest charges are customarily paid, all as shown on a balance sheet of such Person as of the date at which Indebtedness is to be determined;

    (b) all other items which, in accordance with generally accepted accounting principles, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined; and

    (c) whether or not so included as liabilities in accordance with generally accepted accounting principles,

       (i) all indebtedness (excluding, however, prepaid interest thereon) secured by a Security Interest in property owned or being purchased by such Person (including, without limitation, indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person, and

       (ii) all Guaranties of such Person.

    "Principal Property" shall mean any waste processing, waste disposal or resource recovery plant or similar facility located within the United States (other than its territories and possessions and Puerto Rico) or Canada and owned by, or leased to, the Company or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than the Company and its Restricted Subsidiaries in which the interest of the Company and its Restricted Subsidiaries does not exceed 50%, or
(ii) which the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (b) any portion of such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

    "Restricted Subsidiary" shall mean any Subsidiary (other than any Subsidiary of which the Company owns directly or indirectly less than all of the outstanding Voting Stock) (a) principally engaged in, or whose principal assets consist of property used by the Company or any Restricted Subsidiary in, the storage, collection, transfer, interim processing or disposal of waste within the United States of America or Canada, or (b) which the Company shall designate as a Restricted Subsidiary in an Officers' Certificate delivered to the Trustee.

    "Security Instrument" shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

    "Security Interest" shall mean any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

    CONSOLIDATION, MERGER, SALE. The Senior Debt Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust which shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Senior Debt Indenture) on all the Senior Debt Securities and the performance or observance of every other covenant of the Senior Debt Indenture on the part of the Company to be performed or observed; and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any, conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Debt Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Senior Debt Indenture and the Senior Debt Securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Senior Debt Indenture)

    EVENT OF DEFAULT. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under the Senior Debt Indenture with respect to the Senior Debt Securities of any series issued under such Senior Debt Indenture as being one or more of the following events:

    (1) default in the payment of any interest upon any Senior Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

    (2) default in the payment of the principal of (or premium, if any, on) any Senior Debt Security of that series as and when the same becomes due and payable whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise; or

    (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Debt Security of that series; or

    (4) default in the performance, or breach, of any other covenant or warranty of the Company in the Senior Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Senior Debt Indenture specifically dealt with or which has expressly been included in the Senior Debt Indenture solely for the benefit of a series of Senior Debt

Securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Debt Indenture; or

    (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

    (6) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

    (7) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501 of the Senior Debt Indenture)

    If an Event of Default with respect to Senior Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or, if any of the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Senior Debt Securities as may be specified in the terms thereof) of all of the Senior Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Senior Debt Securities of that series, (B) the principal of (and premium, if any, on) any Senior Debt Securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Senior Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Senior Debt Securities, and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
(2) all Events of Default with respect to Senior Debt Securities of that series, other than the non-payment of the principal of Senior Debt Securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Debt Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Senior Debt Indenture) If the Trustee or any Holder of a Senior Debt Security or coupon has instituted any proceeding to enforce any right or remedy under the Senior Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders of Senior Debt Securities and coupons shall be restored severally and respectively to their former positions under the Senior Debt Indenture and the Senior Debt Securities and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted. (Section 509 of the Senior Debt Indenture)

    The Senior Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Senior Debt Indenture) No Holder of any Senior Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Senior Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Senior Debt Securities of that series; (2) the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series shall have been made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Senior Debt Indenture; (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series. (Section 507 of the Senior Debt Indenture) Notwithstanding any other provisions in the Senior Debt Indenture, the right of any Holder of any Senior Debt Security or coupon to receive payment of the principal of and any premium and any interest on such Senior Debt Security or payment of such coupon on the Stated Maturity or Maturities expressed in such Senior Debt Security or coupon, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such Holder. (Sections 508, 902 of the Senior Debt Indenture)

    The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Debt Securities of such series, provided that (1) such direction shall not be in conflict with any rule of law or with the Senior Debt Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Senior Debt Indenture) The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all the Senior Debt Securities of such series waive any past default under the Senior Debt Indenture with respect to the Senior Debt Securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any Senior Debt Security of such series or in respect of a covenant or provision of the Senior Debt Indenture which, pursuant to the Senior Debt Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Senior Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 513, 902 of the Senior Debt Indenture)

    If a default occurs under the Senior Debt Indenture with respect to Senior Debt Securities of any series, the Trustee shall give the Holders of Senior Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default or breach of certain covenants or warranties with respect to Senior Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Senior Debt Securities of such series). (Section 602 of the Senior Debt Indenture)

    In any case in which Senior Debt Securities are Outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Senior Debt Indenture to Holders of such Senior Debt Securities, unless otherwise provided with respect to any series of Senior Debt Securities, the Trustee shall calculate the amount of such payments as follows:
(i) as of the day the Trustee collects an amount under the Senior Debt Indenture, the Trustee shall, as to each Holder of a Senior Debt Security to whom an amount is due and payable under the Senior Debt Indenture that is denominated in a foreign currency, determine that amount in Dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York Dollars with such amount owing; (ii) calculate the sum of all Dollar amounts determined under (i) and add thereto any amounts due and payable in Dollars; and (iii) using the individual amounts determined in (i) or any individual amounts due and payable in Dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each Holder of a Senior Debt Security to whom an amount is owed under the Senior Debt Indenture the fraction of the amount collected under the Senior Debt Indenture payable to such Holder. Any expenses incurred by the Trustee in actually converting amounts owing Holders of Senior Debt Securities denominated in a currency other than that in which any amount is collected under the Senior Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all Holders of Senior Debt Securities to whom amounts are payable under the Senior Debt Indenture. (Sections 506, 902 of the Senior Debt Indenture)

    To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against the Company in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, the Senior Debt Securities of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the Business Day in the City of New York next preceding that on which final judgment is given. Neither the Company nor the Trustee shall be liable for any shortfall nor shall either of them benefit from any windfall in payments to Holders of Senior Debt Securities under this provision of the Senior Debt Indenture caused by a change in exchange rates between the time the amount of a judgment against the Company is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Senior Debt Indenture to Holders of Senior Debt Securities, but payment of such judgment shall discharge all amounts owed by the Company on the claim or claims underlying such judgment. (Section 506 of the Senior Debt Indenture)

    The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Senior Debt Indenture. (Section 1006)

    LIMITATION ON LIENS. Unless provided otherwise in the applicable Prospectus Supplement, the provisions of this covenant shall apply to each series of Senior Debt Securities issued under the Senior Debt Indenture:

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any

Principal Property of the Company or of a Restricted Subsidiary, whether owned as of the date of this Indenture or hereafter acquired, without making effective provision (and the Company hereby covenants that in any such case it shall make or cause to be made effective provision) whereby the Senior Debt Securities of that series then outstanding and any other Indebtedness of the Company or any Restricted Subsidiary then entitled thereto shall be secured by such Security Interest equally and ratably with (or, in the case of the Senior Debt Securities of that series and if the Company shall so determine, prior to) any and all other Indebtedness of the Company or any Restricted Subsidiary thereby secured for so long as any such other Indebtedness of the Company or any Restricted Subsidiary shall be so secured; provided, that nothing in the Senior Debt Indenture shall prevent, restrict or apply to Indebtedness secured by:

    (1) (a) Any Security Interest upon property or assets which is created prior to or contemporaneously with, or within 360 days after, (i) in the case of the acquisition of such property or assets, the completion of such acquisition and (ii) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Security Interest secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or (b) any Security Interest upon property or assets existing at the time of the acquisition thereof, which Security Interest secures obligations assumed by the Company or any Restricted Subsidiary; or (c) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by the Company or any Restricted Subsidiary, or (d) any Security Interest existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary or at the time such corporation becomes a Restricted Subsidiary; or (e) any Security Interest existing on the property, assets or shares of stock of any successor which shall have become the Company in accordance with the provisions of the covenant described in
"--Provisions Applicable Solely to Senior Debt Securities--Consolidation, Merger and Sale of Assets"; provided, in each case, that any such Security Interest described in the foregoing clauses (b), (c), (d) or (e) does not attach to or affect property or assets owned by the Company or any Restricted Subsidiary prior to the event referred to in such clauses; or

    (2) Mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; or

    (3) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Security Interest arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by the Company or any of its Subsidiaries or their respective affiliates); or

    (4) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith; or

    (5) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

    (6) Landlords' liens on fixtures located on premises leased by the Company or any Restricted Subsidiary in the ordinary course of business; or

    (7) Any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property; or

    (8) Any Security Interest arising by reason of deposits to qualify the Company or any Restricted Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws; or

    (9) Any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary, or

   (10) Any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; or

   (11) Any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with United States generally accepted accounting principles entered into by the Company or by any Restricted Subsidiary, provided that such program is on terms comparable for similar transactions, or any document executed by the Company or any Restricted Subsidiary in connection therewith, and provided that such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof, or

   (12) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses (1) through (11), inclusive, provided that the Security Interest securing such Indebtedness shall be limited to the property or assets which, immediately prior to such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets.

    Notwithstanding the foregoing provisions, the Company or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without so securing the Senior Debt Securities of that series if, at the time such Security Interest becomes a Security Interest upon any Principal Property of the Company or such Restricted Subsidiary and after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by Security Interests permitted by this sentence (excluding Indebtedness secured by a Security Interest existing as of the date of the Senior Debt Indenture, but including the Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions which, if the Attributable Debt in respect thereof had been Indebtedness secured by a Security Interest, would have been permitted by clause (1) (a) above, other Sale and Leaseback Transactions the proceeds of which have been applied or committed to be applied in accordance with the covenant described in "--Provisions Applicable Solely to Senior Debt Securities--Limitations on Sale and Leaseback Transactions" and other than Sale and Leaseback Transactions between the Company and any Restricted Subsidiary) does not exceed 15% of Consolidated Net Tangible Assets. (Section 1008 of the Senior Debt Indenture)

    (b) If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into the Company or any Restricted Subsidiary or upon any sale or conveyance of the Principal Property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other Person, or upon any acquisition by the Company or any Restricted Subsidiary by purchase or otherwise of all or any part of the Principal Property of any other Person, any Principal Property theretofore owned by the Company or such Restricted Subsidiary would thereupon become subject to any Security Interest not permitted by the terms of the foregoing covenant, the Company, prior to such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest, if any, on the Senior Debt Securities of that series (equally and ratably with or prior to any other Indebtedness of the Company or such Restricted Subsidiary then entitled thereto) by a direct lien on all such Principal Property prior to all liens other than any liens theretofore existing thereon by a supplemental indenture or otherwise. (Section 1008 of the Senior Debt Indenture)

    LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. Unless provided otherwise in the applicable Prospectus Supplement, the provisions of this covenant shall apply to each series of Senior Debt Securities issued under the Senior Debt
Indenture:

    The Company will not, and will not permit a Restricted Subsidiary to, enter into any arrangement with any Person (other than with any Restricted Subsidiary) providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by the Company or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless
(a) the Company or such Restricted Subsidiary would be entitled, pursuant to the covenant described in "--Provisions Applicable Solely to Senior Debt Securities--Limitation on Liens," to incur Indebtedness secured by a Security Interest on the property to be leased without equally and ratably securing the Senior Debt Securities of that series, or (b) the Company shall, and in any such case the Company covenants that it will, within 180 days after the effective date of any such arrangement, apply an amount equal to the fair value (as determined by the Board of Directors) of such property to the redemption of Senior Debt Securities that, by their terms, are subject to redemption, or to the purchase and retirement of Senior Debt Securities, or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by the Company which ranks senior to or pari passu with the Senior Debt Securities of that series or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owed by the Company or any Restricted Subsidiary), or (c) the Company shall within 180 days after entering into the Sale and Leaseback Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a Principal Property an amount at least equal to the fair value (as determined by the Board of Directors) of such property. (Section 1009 of the Senior Debt Indenture)

    Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not acceptable pursuant to clauses (a) through (c), inclusive, of the foregoing covenant, provided that the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding debt secured by Security Interests upon Principal Property not acceptable pursuant to clauses (1) through (12) of the covenant described in "--Provisions Applicable Solely to Senior Debt Securities--Limitation on Liens," inclusive, do not exceed 15% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Debt Indenture)

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    CONSOLIDATION, MERGER, SALE. The Subordinated Debt Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Subordinated Debt Indenture) on all the Subordinated Debt Securities and the performance or observance of every other covenant of the Subordinated Debt Indenture on the part of the Company to be performed or observed; and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Subordinated Debt Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Subordinated Debt Indenture and the Subordinated Debt Securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Subordinated Debt Indenture)

    EVENT OF DEFAULT. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under the Subordinated Debt Indenture with respect to the Subordinated Debt Securities of any series issued under such Subordinated Debt Indenture as being one or more of the following events:

    (1) default in the payment of any interest upon any Subordinated Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

    (2) default in the payment of the principal of (or premium, if any, on) any Subordinated Debt Security of that series as and when the same becomes due and payable, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise; or

    (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Subordinated Debt Security of that series; or

    (4) default in the performance, or breach, of any other covenant or warranty of the Company in the Subordinated Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Subordinated Debt Indenture specifically dealt with or which has expressly been included in the Subordinated Debt Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Subordinated Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Subordinated Debt Indenture; or

    (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

    (6) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

    (7) any other Event of Default provided with respect to Subordinated Debt Securities of that series. (Section 501 of the Subordinated Debt Indenture)

    If an Event of Default with respect to Subordinated Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series may declare the principal amount (or, if any of the Subordinated Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Subordinated Debt Securities as may be specified in the terms thereof) of all of the Subordinated Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Subordinated Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Subordinated Debt Securities of that series, (B) the principal of (and premium, if any, on) any Subordinated Debt Securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Subordinated Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Subordinated Debt Securities, and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (2) all Events of Default with respect to Subordinated Debt Securities of that series, other than the non-payment of the principal of Subordinated Debt Securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Debt Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Subordinated Debt Indenture) If the Trustee or any Holder of a Subordinated Debt Security or coupon has instituted any proceeding to enforce any right or remedy under the Subordinated Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders of Subordinated Debt Securities and coupons shall be restored severally and respectively to their former positions under the Subordinated Debt Indenture and the Subordinated Debt Securities and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted. (Section 509 of the Subordinated Debt Indenture)

    The Subordinated Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Subordinated Debt Indenture) No Holder of any Subordinated Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Subordinated Debt Securities of that series; (2) the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Subordinated Debt Indenture; (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series. (Section 507 of the Subordinated Debt Indenture) Notwithstanding any other provisions in the Subordinated Debt Indenture, but subject to the subordination provisions of the Subordinated Debt Indenture, the right of any Holder of any Subordinated Debt Security or coupon to receive payment of the principal of and any premium and any interest on such Subordinated Debt Security or payment of such coupon on the Stated Maturity or Maturities expressed in such Subordinated Debt Security or coupon and, if applicable, to convert such Subordinated Debt Security as provided in the conversion provisions of the Subordinated Debt Indenture and to institute suit for the enforcement of any such payment or conversion right shall not be impaired without the consent of such Holder. (Sections 508, 902 of the Subordinated Debt Indenture)

    The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debt Securities of such series, provided that (1) such direction shall not be in conflict with any rule of law or with the Subordinated Debt Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Subordinated Debt Indenture) The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may on behalf of the Holders of all the Subordinated Debt Securities of such series waive any past default under the Subordinated Debt Indenture with respect to the Subordinated Debt Securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any Subordinated Debt Security of such series or in respect of a covenant or provision of the Subordinated Debt Indenture which, pursuant to the Subordinated Debt Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Subordinated Debt Security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Subordinated Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 902, 513 of the Subordinated Debt Indenture)

    If a default occurs under the Subordinated Debt Indenture with respect to Subordinated Debt Securities of any series, the Trustee shall give the Holders of Subordinated Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default or breach of certain covenants or warranties with respect to Subordinated Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Subordinated Debt Securities of such series). (Section 602 of the Subordinated Debt Indenture)

    In any case in which Subordinated Debt Securities are Outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Subordinated Debt Indenture to Holders of such Subordinated Debt Securities, unless otherwise provided with respect to any series of Subordinated Debt Securities, the Trustee shall calculate the amount of such payments as follows: (i) as of the day the Trustee collects an amount under the Subordinated Debt Indenture, the Trustee shall, as to each Holder of a Subordinated Debt Security to whom an amount is due and payable under the Subordinated Debt Indenture that is denominated in a foreign currency, determine that amount in Dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York Dollars with such amount owing; (ii) calculate the sum of all Dollar amounts determined under (i) and add thereto any amounts due and payable in Dollars; and (iii) using the individual amounts determined in (i) or any individual amounts due and payable in Dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each Holder of a Subordinated Debt Security to whom an amount is owed under the Subordinated Debt Indenture the fraction of the amount collected under the Subordinated Debt Indenture payable to such Holder. Any expenses incurred by the Trustee in actually converting amounts owing Holders of Subordinated Debt Securities denominated in a currency other than that in which any amount is collected under the Subordinated Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all Holders of Subordinated Debt Securities to whom amounts are payable under the Subordinated Debt Indenture. (Section 506 of the Subordinated Debt Indenture)

    To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against the Company in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, the Subordinated Debt Securities of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the Business Day in the City of New York next preceding that on which final judgment is given. Neither the Company nor the Trustee shall be liable for any shortfall nor shall it benefit from any windfall in payments to Holders of Subordinated Debt Securities under the Subordinated Debt Indenture caused by a change in exchange rates between the time the amount of a judgment against the Company is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Subordinated Debt Indenture to Holders of Subordinated Debt Securities, but payment of such judgment shall discharge all amounts owed by the Company on the claim or claims underlying such judgment. (Section 506 of the Subordinated Debt Indenture)

    The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Subordinated Debt Indenture. (Section 1007 of the Subordinated Debt Indenture)

    SUBORDINATION. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same become due and payable, whether at maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal or premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the

Subordinated Debt Securities or otherwise made in capital stock of the Company. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

    "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws, (e) obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any Subsidiary of the Company, and (f) trade accounts payable. "Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any Person, (a) (i) the principal of and interest and premium, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred, (ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses properties or other assets and (iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and (c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

    If (i) without the consent of the Company a court having jurisdiction shall enter (A) an order for relief with respect to the Company under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging the Company a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under the United States federal bankruptcy laws or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the United States federal bankruptcy laws, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made to any Holder of Subordinated Debt Securities on account thereof. In such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder to endorse or assign any such payment, distribution or security, each Holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any other obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of and any premium and interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

    The Subordinated Debt Indenture provides that Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the indebtedness evidenced by the Subordinated Debt Securities of such series shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors other than the holders of such Senior Indebtedness, on the one hand, and such Holders, on the other hand, be deemed to be a payment by the Company on account of such Senior Indebtedness, and not on account of the Subordinated Debt Securities of such series. (Section 1601 of the Subordinated Debt Indenture)

    The Prospectus Supplement respecting any series of Subordinated Debt Securities's will set forth any subordination provisions applicable to such series in addition to or different from those described above.

    By reason of such subordination, in the event of a liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding involving the Company or an assignment for the benefit of creditors of the Company or any of its Subsidiaries or a marshaling of assets or liabilities of the Company and its Subsidiaries, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Default or Event of Default or limit the rights of the Trustee or any Holder, subject to the other provisions of the Subordinated Debt indenture, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

    CONVERSION. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into Common Stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to Debt Securities that are convertible

Subordinated Debt Securities unless otherwise provided in the applicable Prospectus Supplement for such Debt Securities.

    The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the conversion price or conversion rate set forth in the applicable Prospectus Supplement, subject to adjustment. (Section 1502 of the Subordinated Debt Indenture) The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

    In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or rights or warrants to subscribe for securities (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the Subordinated Debt Indenture) The Company has been advised by its counsel, Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Common Stock which would be taxable pursuant to Treasury Regulations issued under Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion' between an Interest Payment Date and on or prior to the record date pertaining to the subsequent Interest Payment Date will not be considered Outstanding and no interest will be paid on the related Interest Payment Date. Convertible Subordinated Debt Securities (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) surrendered for conversion during the period between the close of business on any record date for an Interest Payment Date for such convertible Subordinated Debt Security and the opening of business on the related Interest Payment Date shall be considered Outstanding for purposes of payment of interest, and, therefore, must be accompanied by payment of an amount equal to the interest payable thereon on such Interest Payment Date. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

    In the case of any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person, each holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt

Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is currently authorized to issue 500,000,000 shares of its Common Stock, par value $.01 per share, of which 219,811,065 shares were outstanding on March 31, 1998 and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), none of which were outstanding on such date.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors.

    Subject to the rights of any holders of Preferred Stock, holders of record of shares of Common Stock are entitled to receive ratably dividends when and if declared by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of the Company, holders of Common Stock are entitled to participate ratably in any distribution of the assets of the Company, subject to any prior rights of holders of any outstanding Preferred Stock.

    Holders of Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of Common Stock are, and the Common Stock to be issued hereunder will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further approval of the stockholders, to issue the Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges and limitations. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of Common Stock, and dividend or liquidation preferences that would restrict Common Stock dividends or adversely affect the assets available for distribution to holders of shares of Common Stock upon the Company's dissolution.

AUTHORIZED BUT UNISSUED SHARES

    Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Board of Directors from time to time without further stockholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Boston EquiServe, Boston, Massachusetts.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the DGCL ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, at least 15% but less than 85% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date. the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

    The provisions of Section 203, combined with the Board of Directors' authority to issue Preferred Stock without further stockholder action, could delay or frustrate a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Restated Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective 12 months after such adoption. Neither the Company's Restated Certificate of Incorporation nor its Bylaws exclude the Company from the restrictions imposed by Section 203.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company, or purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the purchasers of Securities, as the case may be, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against or contribution toward certain liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENT

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date.

Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES

    The validity of the Offered Securities, as well as certain tax matters in connection therewith, will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas and certain legal matters will be passed upon for any agents, dealers or underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

    The consolidated balance sheets of USA Waste as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE TO ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ----------------

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT             PAGE
Prospectus Supplement Summary..................        S-3
Use of Proceeds................................        S-5
Ratios of Earnings to Fixed Charges............        S-5
Capitalization.................................        S-7
Selected Historical and Summary Combined
  Unauditied Pro Forma Condensed Financial
  Information..................................        S-8
Description of the Notes.......................       S-12
Certain United States Federal Income Tax
  Considerations...............................       S-21
Underwriting...................................       S-25
Legal Matters..................................       S-26
Index to Financial Statements..................        F-1


                  PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          3
The Company....................................          4
Recent Developments............................          4
Use of Proceeds................................          4
Ratios of Earnings to Fixed Charges............          5
Description of Debt Securities.................          5
Description of Capital Stock...................         29
Plan of Distribution...........................         30
Validity of Securities.........................         31
Experts........................................         31

                                  $400,000,000

                                   USA WASTE
                                 SERVICES, INC.

                              % MANDATORILY TENDERED
                             SENIOR NOTES DUE 2011

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                               J.P. MORGAN & CO.

                         BANCAMERICA ROBERTSON STEPHENS
                             CHASE SECURITIES, INC.
                            DEUTSCHE BANK SECURITIES

                                           , 1998

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